UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Ryman Hospitality Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2020

Dear Fellow Stockholder:

I am pleased to invite you to attend the 2020 Annual Meeting of Stockholders of Ryman Hospitality Properties, Inc., which will be held at 10:00 a.m. local time on Wednesday, May 13, 2020 at the Gaylord Opryland Resort and Convention Center in Nashville, Tennessee. The doors will open at 9:30 a.m. local time. Our directors and management team will be available to answer questions.

We describe in detail the proposals to be introduced at the annual meeting in the attached Notice of Annual Meeting, Proxy Statement and proxy card. Our 2019 Annual Report to Stockholders, which is not a part of our proxy solicitation materials, is also enclosed.

We intend to hold our annual meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We will issue a press release announcing any changes to the meeting, and we will also announce any changes on our proxy website, located at (http://ir.rymanhp.com/proxy). We encourage you to check this website prior to the meeting if you plan to attend.

As always, we encourage you to vote your shares prior to the annual meeting. You can ensure your shares are represented and voted at the meeting by promptly voting and submitting your proxy by telephone, by Internet or by completing, signing, dating and returning the enclosed proxy card. Voting instructions are included on the enclosed proxy card. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the meeting and vote your shares in person.

Thank you for your continued interest in Ryman Hospitality Properties, Inc., and we look forward to seeing you at the meeting.

Sincerely,

Colin V. Reed

Chief Executive Officer &

Chairman of the Board of Directors

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Ryman Hospitality Properties, Inc.

Notice of Annual Meeting of Stockholders

Wednesday, May 13, 2020 10:00 a.m. local time	Gaylord Opryland Resort & Convention Center 2800 Opryland Drive Nashville, Tennessee 37214	Record Date The close of business March 25, 2020

Items of Business

•	To elect the eight (8) nominees identified in this proxy statement for a one-year term as directors;
•	To approve, on an advisory basis, our executive compensation;
•	To ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for 2020; and
•	To conduct any other business if properly raised.

You will find more information on the matters for voting in the proxy statement on the following pages. If you are a stockholder of record, you may vote by mail, by toll-free telephone number, by using the Internet or in person at the meeting.

Your vote is important to us. We strongly encourage you to exercise your right to vote as a stockholder. Please sign, date and return the enclosed proxy card in the envelope provided, or vote by calling the toll-free number or using the Internet — even if you plan to attend the meeting. You may revoke your proxy at any time before the completion of voting for the annual meeting.

You will find instructions on how to vote beginning on page 7. Most stockholders vote by proxy and do not attend the meeting in person. However, you are entitled to attend the meeting if you were a stockholder of record or a beneficial holder as of the close of business on March 25, 2020, or if you are an authorized representative of any such stockholder or beneficial holder.

By Order of the Board of Directors of Ryman Hospitality Properties, Inc.,

Scott J. Lynn, Secretary

Nashville, Tennessee

April 8, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on May 13, 2020. This proxy statement and our 2019 annual report to stockholders are available on the internet at:

http://ir.rymanhp.com/proxy

On this site, you will be able to access this proxy statement, our 2019 annual report to stockholders and our annual report on Form 10-K for the fiscal year ended December 31, 2019, and all amendments or supplements (if any).

Page Intentionally Blank

2020 NOTICE OF MEETING AND PROXY STATEMENT

2020 NOTICE OF MEETING AND PROXY STATEMENT

2020 NOTICE OF MEETING AND PROXY STATEMENT

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, so please read the entire proxy statement before voting. Additionally, for more complete information about our 2019 financial performance, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Ryman Hospitality Properties, Inc. Annual Meeting of Stockholders

Time and Date:	10:00 a.m., local time, May 13, 2020
Place:	Gaylord Opryland Resort & Convention Center 2800 Opryland Drive Nashville, Tennessee 37214
Record Date:	March 25, 2020
Number of Common Shares Eligible to Vote at the Meeting (and Record Holders) as of the Record Date:	54,969,934 (907 holders of record)
Company Principal Executive Offices:	One Gaylord Drive Nashville, Tennessee 37214
Date of First Mailing of Proxy Statement and Accompanying Materials to Stockholders:	April 8, 2020

Voting Matters

Matter		Board Recommendation	Page Reference
Proposal 1:	Election of the Eight (8) Nominees for Director Identified in this Proxy Statement	FOR each director nominee	11
Proposal 2:	Advisory Vote on Executive Compensation	FOR	15
Proposal 3:	Ratification of Independent Registered Public Accounting Firm for 2020	FOR	16

Director Nominees

Name	Age	Director Since	Primary Occupation	Committee Memberships; Other Roles	Other Public Company Boards
Rachna Bhasin	47	2016	Founder/CEO, EQ Partners	Nominating & CG	Shutterstock, Inc.
Alvin Bowles Jr.	46	2017	VP, Global Marketing Solutions, Facebook, Inc.	Audit	-

Fazal Merchant	46	2017	Co-CEO, Tanium	Audit	-
Patrick Moore	50	2015	EVP, North America Retail, Carter’s Inc.	Human Resources (Chair); Nominating & CG	The Interpublic Group of Companies

2020 NOTICE OF MEETING AND PROXY STATEMENT

Name	Age	Director Since	Primary Occupation	Committee Memberships; Other Roles	Other Public Company Boards

Christine Pantoya	50	2019	Non-Executive Partner, Delta Partners Group	Audit	-
Robert Prather, Jr.	75	2009	President & CEO, Heartland Media, LLC	Audit (Chair); Human Resources	GAMCO Investors, Inc.; Southern Community Newspapers, Inc.

Colin Reed	72	2001	Chief Executive Officer and Chairman of the Board of Directors, Ryman Hospitality Properties, Inc.	-	First Horizon National Corporation
Michael Roth	74	2004	Chairman and Chief Executive Officer, The Interpublic Group of Companies	Human Resources; Nominating & CG (Chair); Lead Independent Director	The Interpublic Group of Companies; Pitney Bowes, Inc. (non-executive chairman)

Company Highlights

Total Stockholder Return

The following table shows the company’s total stockholder return, or TSR(1), as compared to the S&P 500 Index and the FTSE NAREIT Equity REITs Index, over the last one, three and five years.

(1)

TSR is equal to stock price appreciation plus dividends, with dividends reinvested quarterly. For more information with respect to the comparison of our TSR with that of the S&P 500 Index and the FTSE NAREIT Equity REITs Index over the applicable time periods, please see the Compensation Discussion and Analysis on page 30.

2020 NOTICE OF MEETING AND PROXY STATEMENT

Financial Highlights

We believe that our results in 2019 reflect the continued overall strength of our Hospitality business segment, particularly the group meetings sector in which we focus, as well as the strategic investments we have made in our hotel properties over the past several years, including our investment in the Gaylord Rockies joint venture in 2018, our Gaylord Texan rooms and meeting space expansion in 2018 and our Gaylord Opryland SoundWaves water attraction, which fully opened in 2019. In addition, the growth in our Entertainment business segment in 2019 continued to reflect our strategic focus on expanding this business and the continued popularity of the country music genre and Nashville as a tourist destination, as well as the success of our Ole Red entertainment venues. Our 2019 financial highlights included:

Revenues	Profitability	Dividend Growth

$1.2 billion of Same-store Hospitality segment revenue (up 5.9% from 2018) (2) $183.1 million of Entertainment segment revenue (up 24.4% from 2018)	$128.3 million of consolidated net income(3) (down 51.5% from 2018) $479.4 million of consolidated Adjusted EBITDAre, excluding non-controlling interest(4) (up 23.3% from 2018)	$3.60 per share annual cash dividend in 2019 (up 5.9% from 2018) $188.3 million in total cash dividends (paid for 2019 fiscal year)

We believe that, as a result of our efforts in 2019, we are better able to meet our corporate objectives of increasing funds available for distribution to our stockholders and creating long-term stockholder value. You can find more information about our 2019 financial and operating performance in the Compensation Discussion and Analysis beginning on page 30.

(2)

Same-store Hospitality segment revenue does not include revenues from the Gaylord Rockies, which opened on a limited basis in December 2018 and fully opened during the first quarter of 2019. As a result of our purchase of an additional interest in the Gaylord Rockies joint venture as of December 31, 2018, we began consolidating the joint venture’s financial results in our financial statements beginning January 1, 2019.

(3)

2018 consolidated net income included a one-time gain of $131.4 million related to our acquisition of our increased ownership in the Gaylord Rockies joint venture recognized in the fourth quarter of 2018.

(4)

Consolidated Adjusted EBITDAre, excluding non-controlling interest is a non-GAAP financial measure. For a definition of Consolidated Adjusted EBITDAre, excluding non-controlling interest and a reconciliation of this non-GAAP financial measure to consolidated net income (the most comparable GAAP financial measure), and an explanation of why we believe Consolidated Adjusted EBITDAre, excluding non-controlling interest presents useful information to investors, see Appendix A.

Compensation Highlights

Objectives

In order to achieve our corporate strategic objectives and to attract, retain and motivate a team of qualified, talented and knowledgeable executives who are capable of performing their responsibilities, we design our executive compensation with the intent of providing competitive compensation programs which reward strong performance and limit compensation when our performance objectives are not achieved. We believe that our compensation programs provide a suitable balance between long- and short-term compensation and have an appropriate performance-based and “at risk” component.

2020 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Program Summary The key elements of the compensation program for our named executive officers, or NEOs, are:

Compensation Element	Key Characteristics	2019 Compensation Decisions	Percentage of 2019 Target Total Compensation(3)
Base Salary	• Fixed compensation. • Payable in cash. • Reviewed annually and adjusted when appropriate.	Our CEO received an 8.1% increase in base salary, and our other NEOs (on average) received a 9.5% increase in base salary, during 2019.	• 18% of our CEO’s target total compensation. • 27% of our other NEOs’ target total compensation (on average).
Short-Term Cash Incentive Compensation	• Variable compensation. • Payable in cash based on performance against annually established performance objectives.	Annual short-term cash incentives were paid to each NEO at 121.7% of the target payout level due to our financial performance (and, also, in the case of our CEO, the achievement of designated strategic objectives). Each NEO also received additional cash incentive compensation in recognition of their contributions to our operating and financial performance in 2019.	• 27% of our CEO’s target total compensation. • 29% of our other NEOs’ target total compensation (on average).
Long-Term Equity Incentive Compensation	• Variable compensation. • Performance-based RSUs vesting over a three-year performance period. • Time-based RSUs vesting ratably over four years.	Annual long-term equity incentive compensation to our NEOs was approximately 50% in the form of performance-based RSUs and 50% in the form of time-based RSUs (with the exception of our EVP & COO, who also received a promotional time-based RSU award during 2019).	• 53% of our CEO’s target total compensation. • 42% of our other NEOs’ target total compensation (on average).
Executive-Level Perquisites	• Fixed compensation. • Participation in broad-based plans at same cost as other employees. • Certain executive-level perquisites not paid generally to our other employees.	Our NEOs received only modest executive-level perquisites.	• Approximately 2% of our CEO’s target total compensation. • Approximately 2% of our other NEOs’ target total compensation (on average).

(3)	Calculated in the manner described in the Compensation Discussion and Analysis beginning on page 30.

2020 NOTICE OF MEETING AND PROXY STATEMENT

Our Compensation Practices

We also are mindful of the risks to our stockholders that may be inherent in our compensation programs, and we attempt to utilize compensation practices that mitigate these risks. Some of these compensation practices are:

What We Do

✓

We Pay for Performance—We tie pay to performance in a manner that we believe advances our stockholders’ interests by paying a significant portion of our NEOs’ total compensation opportunities in the form of variable compensation. In 2019, 56% of our CEO’s total target compensation, and 49% of our other NEOs’ target total compensation (on average) was performance-based.

✓

Our Performance-Based RSUs are Tied to TSR—The long-term performance-based awards to our NEOs are in the form of RSUs which vest based on our achievement of TSR compared to the TSR of a designated peer group and other comparable companies, and there is no minimum payout level associated with these awards (i.e., all of these awards are “at risk”). We believe these awards incentivize our NEOs and align the interests of our NEOs with our stockholders.

✓

We Hold an Annual Say on Pay Vote—Consistent with the views of our stockholders, initially expressed in 2011 and reaffirmed in 2017, we continue to conduct an annual “say-on-pay” advisory vote to solicit our stockholders’ views on our compensation programs.

✓	We Solicit Independent Compensation Advice—Our Human Resources Committee retains Aon, a leading independent compensation consultant.

✓

We Require Meaningful Levels of Stock Ownership by Our Executives and Directors—Our stock ownership guidelines require meaningful levels of stock ownership by our executives (including 5x base salary for our CEO) and directors. All NEOs and non-employee directors are currently in compliance with the guideline applicable to them, after taking into account the applicable grace period for our recently appointed directors.

✓

We Have Implemented Meaningful Stock Retention Guidelines—Any officer or director who does not meet the applicable stock ownership guideline (regardless of any compliance grace period) must hold at least 50% of the net shares received in any stock option exercise or RSU vesting.

✓	Relevant Peer Groups—We use representative and relevant peer groups when determining compensation.

What We Don’t Do

✗

We Don’t Provide Excessive Levels of Guaranteed Compensation—Our short-term cash incentive plan and the terms of the performance-based RSUs issued to our NEOs (which are tied to TSR) do not have minimum payout levels. All of this compensation is performance-based and “at risk”.

✗

We Don’t Make “Single Trigger” Cash Payments Upon a Change of Control—The employment and severance arrangements with our NEOs require a “double trigger” (requiring both a change of control and termination of employment) for cash severance payments following a change of control.

✗	We Don’t Pay “Gross Ups” For Severance Payments—We do not provide excise or other tax “gross up” payments in connection with any severance payment made to an NEO.

✗

We Don’t Allow Hedging or Significant Pledging of Company Securities by Officers and Directors—Directors and executive officers are prohibited from engaging in hedging transactions designed to offset decreases in the market value of our securities, and directors and executive officers may not pledge a significant amount of company securities without prior approval.

2020 NOTICE OF MEETING AND PROXY STATEMENT

Corporate Governance Highlights

Our Board of Directors has adopted governance policies that we believe are in the best interests of our stockholders, including:

•	Annual election of all directors.

•	Non-management director retirement policy.

•	Board refreshment and reduction in average board tenure.

•

Since 2015 the Board of Directors has added 5 new independent directors. During 2019 the average tenure of our independent directors was 5 years, as compared to 15 years in 2015, and the average age of our independent directors was 54 years, as compared to 67 years in 2015.

•	Majority vote standard in uncontested elections.

•	Independent, involved and informed Board of Directors.

•	All directors, other than our CEO, are independent.

•

All of our directors attended more than 75% of the meetings of the Board and those committees of which the director was a member in the aggregate during 2019. The average independent director attendance at all Board and committee meetings in 2019 was 97.9%.

•	Board orientation for new members and ongoing director education.

•	Lead Independent Director.

•	Independent Board committees.

•	Our three active standing Board committees are comprised solely of independent directors.

•	Executive sessions of independent directors are held at each regularly scheduled Board meeting.

•	Annual Board and committee self-evaluations.

•	Board oversight of risk management.

•	No stockholder rights plan.

•	Common stock is the only class of voting securities outstanding.

•	Ongoing engagement with stockholders.

2020 NOTICE OF MEETING AND PROXY STATEMENT

Questions and Answers

About How to Vote Your Shares

Below are instructions on how to vote, as well as information on your voting rights as a stockholder. Some of the instructions vary depending on how your stock is held. It’s important to follow the instructions that apply to your situation.

Q.	Who can vote at the Annual Meeting?
A.	You may vote if you owned shares of our common stock at the close of business on March 25, 2020 (the record date).

Q.	How do I vote at the Annual Meeting?
A.	Electronically. You may vote using the Internet or by phone.

To use the Internet, go to www.proxyvote.com to transmit your voting instructions up until 11:59 p.m. Eastern time on May 12, 2020 (for shares in our 401(k) plan, the voting deadline is 11:59 p.m. Eastern time on May 11, 2020). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

To vote by phone, dial 1-800-690-6903 up until 11:59 p.m. Eastern time on May 12, 2020 (for shares in our 401(k) plan, the voting deadline is 11:59 p.m. Eastern time on May 11, 2020). Have your proxy card in hand when you call and then follow the instructions.

In Person or by Mail. If you hold the shares in your own name, you may also vote in person at the meeting or by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. If you vote by proxy, the proxies identified on the back of the proxy card will vote your shares in accordance with your instructions. If you submit a signed proxy card but do not mark the boxes showing how you wish to vote, the proxies will vote your shares in accordance with the recommendations of the Board.

Q.	What is the purpose of the Annual Meeting?
A.	At the Annual Meeting, you and your fellow stockholders will vote on the following matters:
	Proposal	Matter
	1	Election of the eight (8) nominees for director identified in this proxy statement
	2	Advisory vote on executive compensation
	3	Ratification of independent registered public accounting firm for 2020

You and your fellow stockholders will also be asked to transact any other business that may properly come before the meeting or any adjournment or postponement.

Q.	What if my shares are held in “street name” by a broker?
A.

If you do not own your shares directly, but
instead are the beneficial owner of shares
held in “street name” by a broker, bank or
other nominee, your broker, bank or other
nominee, as the record holder of the shares,
must vote those shares in accordance with
your instructions. If you do not give
instructions to your broker, bank or other
nominee, your broker, bank or other
nominee can vote your shares with respect
to “discretionary” items, but not with respect

2020 NOTICE OF MEETING AND PROXY STATEMENT

to “non-discretionary” items. On non-discretionary items for which you do not give instructions, your shares will be counted as “broker non-votes.”

Q. A.

Which matters to be presented at the Annual Meeting are discretionary items and may be voted upon by a broker?

A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange, or NYSE. Shares held in street name may be voted by your broker, bank or other nominee on discretionary items in the absence of voting instructions given by you.

The matters presented in Proposal 1 (Election of Directors) and Proposal 2 (Advisory Vote on Executive Compensation) are not considered routine under the rules of the NYSE. Therefore, brokers, banks or other nominees will not have the ability to vote shares held in street name with respect to those proposals unless the broker, bank or other nominee has received voting instructions from the beneficial owner of the shares held in street name. Broker non-votes will not impact the outcome of Proposals 1 or 2. It is therefore important that you provide instructions to your broker, bank or other nominee if your shares are held in street name by a broker, banker or other nominee so that you are able to vote with respect to Proposals 1 or 2.

Proposal 3 (Ratification of Independent Registered Public Accounting Firm) is considered routine and therefore may be voted upon by your broker, bank or other nominee if you do not give instructions for the shares held in street name by your broker, bank or other nominee. If any other matter that properly comes before the meeting is not considered routine under the rules of the NYSE, broker non-votes will not impact the outcome of this matter.

Q.	What shares are included on my proxy card?
A.	Your proxy card represents all shares registered in your name with the transfer agent on the record date, including those shares owned pursuant to our 401(k) plan.

Q.	How are shares in the Company’s 401(k) Plan voted?
A.

Participants in our 401(k) plan are entitled to vote the shares held under the plan in their name. To do this, you must sign and return the proxy card you received with this proxy statement no later than May 11, 2020. Your proxy card will be considered your confidential voting instructions, and the plan trustee will direct your vote in the manner you indicate. The voting results for all shares held in the plan will be tabulated by our transfer agent for all participants and reported to the plan trustee on an aggregate basis. The overall vote tallies will not show how individual participants voted. The trustee will vote the shares at the meeting through the custodian holding the shares. If a plan participant’s voting instructions are not received by our transfer agent before the meeting, or if the proxy is revoked by the participant before the meeting, the shares held by that participant will be considered unvoted. All unvoted shares in the plan will be voted at the meeting by the plan trustee in direct proportion to the voting results of plan shares for which proxies are voted.

Q.	How many shares must be present to hold the Annual Meeting?
A.

The holders of a majority of the shares of our common stock outstanding on the record date, or 27,484,968 shares, in person or by a valid proxy, must be present at the meeting for any business to be conducted, known as a “quorum.” Proxies received but marked as “abstain,” as well as shares that are counted as broker non-votes, will be counted as shares that are present for purposes of determining the presence of a quorum.

2020 NOTICE OF MEETING AND PROXY STATEMENT

Q.	What if a quorum is not present at the Annual Meeting?
A.	If a quorum is not present at the scheduled time of the meeting, we may adjourn the meeting, either with or without a vote of the stockholders. If we propose to have the stockholders vote whether to adjourn the meeting, the people named in the enclosed proxy will vote all shares of our common stock for which they have voting authority in favor of the adjournment.

We also may adjourn the meeting if for any reason the Board determines that adjournment is necessary or appropriate to enable our stockholders to (i) consider fully information which the Board determines has not been sufficiently or timely available to stockholders or (ii) otherwise effectively exercise their voting rights. An adjournment will have no effect on the business that may be conducted at the meeting.

Q.	How does the Board recommend I vote on each of the proposals?
A.	The Board recommends that you vote as follows on each of the following proposals:
	Proposal	Matter
	1	FOR election of the eight (8) nominees for director identified in this proxy statement
	2	FOR approval of the advisory vote on executive compensation
	3	FOR ratification of independent registered public accounting firm for 2020

Q.	How do I change my vote?
A.	You can revoke your proxy at any time before the meeting by:
•	Submitting a later-dated proxy card by mail or transmitting new voting instructions via internet or phone;
•	Giving written notice to Scott J. Lynn, our corporate secretary, stating that you are revoking your proxy; or
•	Attending the meeting and voting your shares in person.

If you hold your shares in “street name” your broker, bank or other nominee will provide you with instructions on how to revoke your proxy.

Q.	Who will count the votes?
A.	Representatives of Broadridge will count the votes and act as the independent inspector of elections.

Q.	What if I send in my proxy card and do not specify how my shares are to be voted?
A.	If you send in a signed proxy card but do not give any voting instructions, your shares will be voted as follows on each of the following proposals:
	Proposal	Matter
	1	FOR election of the eight (8) nominees for director identified in this proxy statement
	2	FOR approval of the advisory vote on executive compensation
	3	FOR ratification of independent registered public accounting firm for 2020

Q.	How will the proxies vote on any other business brought up at the Annual Meeting?
A.

We are not aware of any other business to
be considered at the meeting other than the
proposals described in this proxy statement.
If any other business is properly presented
at the meeting, your signed proxy card
authorizes Colin V. Reed, Michael I. Roth
and Scott J. Lynn to use their discretion to
vote on these other matters.

Q.	What are my voting options on Proposal 1 (Election of Directors)?
A.	You may:
•	Vote FOR all of the director nominees;
•	Vote FOR specific director nominees;
•	Vote AGAINST all director nominees;
•	Vote AGAINST specific director nominees;
•	ABSTAIN from voting with respect to all of the director nominees; or

2020 NOTICE OF MEETING AND PROXY STATEMENT

•	ABSTAIN from voting with respect to specific director nominees.

A nominee will be elected as a director if the
number of votes cast “FOR” such nominee’s
election exceeds the number of votes cast
“AGAINST” such nominee’s election (with
abstentions and broker non-votes not
counted as votes cast either for or against
such election). Proxies may not be voted for
more than eight directors, and stockholders
may not cumulate votes in the election of
directors.

Under our Corporate Governance
Guidelines and Bylaws, each incumbent
nominee for director agrees that if he or she
fails to receive the required majority vote in
a director election, the director will tender a
resignation for consideration by the
Nominating and Corporate Governance
Committee and, ultimately, the Board. If the
resignation is accepted, the nominee will no
longer serve on the Board. If the resignation
is rejected, the nominee will continue to
serve on the Board. Under our Corporate
Governance Guidelines and Bylaws, any
new nominee will not be elected to the
Board if he or she fails to receive the
required majority vote in an election.

Q.	What are my voting options on the other proposals?
A.	When voting on either Proposal 2 (Advisory
Vote on Executive Compensation) or
Proposal 3 (Ratification of Independent
Registered Public Accounting Firm), you
may:

•    Vote FOR the proposal;

•    Vote AGAINST the proposal; or

•    ABSTAIN from voting.

If you abstain from voting on Proposal 2 or Proposal 3, your shares will be counted as present in person or represented by proxy and entitled to vote on such proposal, and thus the abstention will have the same effect as a vote AGAINST such proposal.

Q.	Is my vote confidential?
A.	Yes. All proxy cards and vote tabulations
that identify an individual stockholder are
kept confidential. Except to meet legal
requirements, your vote will not be disclosed
to us unless a proxy solicitation is
contested, you write comments on the proxy
card, or you authorize disclosure of your
vote. However, we may confirm whether a
stockholder has voted or take other actions
to encourage voting.

Q.	How many votes are required to approve each proposal?
A.	The following votes will be required to approve each proposal:
	Proposal	Vote Required
	1 (Election of the eight (8) nominees for director identified in this proxy statement)	Votes cast “FOR” must exceed votes cast “AGAINST” any nominee (abstentions and broker non-votes will not be counted as votes cast for or against)
	2 (Advisory vote on executive compensation)	Majority of shares entitled to vote and present in person or by proxy
	3 (Ratification of independent registered public accounting firm)	Majority of shares entitled to vote and present in person or by proxy

2020 NOTICE OF MEETING AND PROXY STATEMENT

Proposals

Proposal 1 (Election of the Eight (8) Nominees for Director Identified in this Proxy Statement)

The information below about the business background of each nominee for director has been provided by each nominee. All nominees are currently directors. In case any nominee is not available to serve as a director, the person or persons voting the proxies may vote your shares for such other person or persons designated by the Board if you have submitted a proxy card.

The Board may also choose to reduce the number of directors to be elected at the meeting. Each of the nominees shall be elected to serve as a director until the annual meeting of stockholders in 2021 or until his or her respective successor is otherwise duly elected and qualified, or until his or her earlier resignation or removal. The names of the nominees for director, along with their present positions, their principal occupations, current directorships held with other public companies, as well as directorships with other public companies during the past five years, their ages and the year first elected as a director, are set forth below. Individual qualifications, experiences and skills that contribute to the Board’s effectiveness as a whole, as determined by the Nominating and Corporate Governance Committee, are also described below.

Incumbent Directors Standing for Re-Election

Rachna Bhasin
Founder/CEO, EQ Partners, a private consulting firm, since January 2019. From October 2015 to January 2019, Ms. Bhasin served as Chief Business Officer of Magic Leap, Inc., a digital technology company. Prior to such time, Ms. Bhasin was Senior Vice-President of Corporate Strategy and Business Development at media company SiriusXM Radio, a position she had held since 2010. From 2007 until 2010 Ms. Bhasin was General Manager, Strategic Partnerships and Personalization at technology company Dell, Inc., and from 2004 to 2007 she served as Vice President of Business Development at the media company EMI Music, North America.	Qualifications: Ms. Bhasin’s experience in the technology and media industries provide her with a unique perspective on our challenges and opportunities.
Current Directorships: Shutterstock, Inc.
Former Directorships: None
Age: 47
Director since: 2016

Alvin Bowles Jr.
Vice-President, Global Marketing Solutions, Facebook, Inc., a technology company, since January 2020; Head of Global Publisher Sales and Operations, Facebook, October 2015 to January 2020; CEO of media company GrabMedia, March 2011 to September 2015; SVP, Integrated Marketing & Brand Solutions, of media company BET, April 2007 to December 2010; Vice President Sales, Publisher, AOL Black Voices, of media and technology company AOL, April 2005 to April 2007; Vice President, Global Media Group, of entertainment company Time Warner Inc., January 2004 to April 2005.

Qualifications: Mr. Bowles brings operating experience in large, complex organizations as a result of his service as a senior executive of public and private companies, including those with a focus on digital media and technology.

Current Directorships: None
Former Directorships: None
Age: 46
Director since: 2016

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Fazal Merchant
Co-CEO of Tanium, a privately-held endpoint security and systems management company, since June 2019; Chief Operating Officer and Chief Financial Officer of Tanium, May 2017 to June 2019; Consultant to WndrCo, a new media and technology company, December 2016 to May 2017; Chief Financial Officer, media company DreamWorks Animation SKG, September 2014 to September 2016; Chief Financial Officer, media company DirecTV Latin America, December 2013 to September 2014; SVP, Treasurer & Corporate Development, media and technology company DirecTV, July 2012 to April 2014; Managing Director, Head of Global Industrials Group, Americas, financial services company Royal Bank of Scotland, January 2011 to July 2012; Managing Director, Global Industrials, financial services company Barclays Capital, May 2004 to January 2011.	Qualifications: Mr. Merchant brings operating and financial experience in large, complex organizations as a result of his service as a senior executive in public and private companies.
Current Directorships: None
Former Directorships: None
Age: 46
Director since: 2017

Patrick Moore
EVP, North America Retail, Carter’s Inc., a branded marketer of apparel and related products, since December 2019; EVP, Strategy & Global Business Development at Carter’s, February 2019 to December 2019; EVP, Strategy & Business Development at Carter’s, August 2017 to February 2019; Executive Vice President, Chief Strategy and Corporate Development Officer, YP Holdings, a privately-held media and advertising company, June 2013 until July 2017; Partner, McKinsey & Company, a management consulting firm, September 2001 to May 2013, where he served a range of consumer, hospitality and media clients and also led McKinsey’s North American Consumer Digital Excellence initiative.

Qualifications: Mr. Moore’s previous experience at a digital media company and at a management consulting firm provide him with a unique perspective on the challenges and opportunities faced by our Entertainment business segment. Mr. Moore also has considerable expertise in the hospitality industry as a result of his service as a management consultant.

Current Directorships: The Interpublic Group of Companies
Former Directorships: None
Age: 50 Director since: 2015

Christine Pantoya
Non-Executive Partner, Delta Partners Group, an investment and advisory firm, since June 2019. Ms. Pantoya has served as a senior advisor to multiple early-stage companies (including Stay Tuned Digital, Boom Fantasy, FanControlled Football League and Rivals Media) since January 2019. From January 2015 to October 2018, Ms. Pantoya served as SVP & Head of Mobile & Direct-to-Consumer for the National Basketball Association, a professional sports league. From April 2012 to January 2015, Ms. Pantoya served as VP of Corporate Development and Strategy for telecommunications company Verizon Communications. From June 2008 to April 2012, Ms. Pantoya served as Regional Vice President, Sales and Marketing, for telecommunications company Cox Communications. Prior to such time, Ms. Pantoya served in a variety of roles for telecommunications companies Enhanced Wireless, Clearwire, and Sprint Nextel.	Qualifications: Ms. Pantoya’s experiences as an executive for the National Basketball Association and for telecommunications companies provides experience in the media and entertainment industries.
Current Directorships: None
Former Directorships: None
Age: 50
Director since: 2019

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Robert Prather, Jr.

President and Chief Executive Officer, Heartland Media, LLC, a television broadcasting company, since June 2013; President and Chief Operating Officer, Gray Television, Inc., a television broadcasting company, September 2002 to June 2013; Executive Vice President, Gray Television, Inc., 1996 to September 2002; Chief Executive Officer, Bull Run Corporation (now Southern Community Newspapers, Inc.), a media and publishing company, 1992 to December 2005.

For more information about the Board’s decision to grant a one-year waiver of our non-management director retirement policy with respect to Mr. Prather, see page 21.

Qualifications: Mr. Prather’s history as a chief executive officer of media companies provides financial expertise, as well as operating experience in the media and entertainment industries. Mr. Prather also has considerable corporate governance experience through his service on the boards of other public companies.

Current Directorships: GAMCO Investors, Inc.; Southern Community Newspapers, Inc.
Former Directorships: Diebold Nixdorf, Inc.; Gray Television, Inc.
Age: 75
Director since: 2009

Colin Reed
Chairman of our Board since May 2005; our Chief Executive Officer since April 2001; our President from November 2012 to March 2015 and from April 2001 to November 2008; Member, three-executive Office of the President, Harrah’s Entertainment, Inc., a gaming company, May 1999 to April 2001; Chief Financial Officer, Harrah’s Entertainment, Inc., April 1997 to April 2001. Mr. Reed served in a variety of other management positions with Harrah’s Entertainment, Inc. and its predecessor, hotel operator Holiday Corp., from 1977 to April 1997.

Qualifications: Mr. Reed’s day-to-day leadership as Chairman of our Board and CEO, as well as his many years of experience in the hospitality industry, provides him with deep knowledge of our operations and gives him unique insights into our challenges and opportunities.

Current Directorships: First Horizon National Corporation
Former Directorships: None
Age: 72
Director since: 2001

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Michael Roth

Chairman (since July 2004) and Chief Executive Officer (since January 2005), The Interpublic Group of Companies, a global marketing services company; Chairman of the Board and Chief Executive Officer, The MONY Group Inc. (and its predecessor entities), a financial services company, 1997 to 2004.

Mr. Roth also serves as our Lead Independent Director, and Mr. Roth regularly devotes additional time and effort to perform the duties associated with this role, as described on page 17 below.

As further described under Company Information—Director Commitments on page 22 below, the Board believes that Mr. Roth’s service with other publicly traded companies does not negatively impact his service on our Board.

Qualifications: As chairman and chief executive officer of one of the world’s largest publicly-traded marketing service companies, Mr. Roth brings a variety of experience and expertise to the Board, including in the areas of capital markets and corporate governance.

Current Directorships: The Interpublic Group of Companies; Pitney Bowes, Inc. (non-executive chairman)
Former Directorships: None
Age: 74
Director since: 2004

Board Meetings in 2019 and Director Attendance

In 2019 the Board met 6 times. All directors attended at least 75% of the total number of meetings of the Board and those committees of which the director was a member in the aggregate during 2019.

Company Voting Recommendation

The Board unanimously recommends that our stockholders vote FOR each of our nominees.

Our Corporate Governance Guidelines and Bylaws provide for a majority voting standard in uncontested director elections. A director nominee will be elected to the Board only if the number of votes cast “FOR” such nominee’s election exceeds the number of votes cast “AGAINST” such nominee’s election (with abstentions and broker non-votes not counted as votes cast either for or against such election). If an incumbent nominee for director fails to receive the required majority vote in a director election, he or she will tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee and, ultimately, the Board.

In the event any incumbent nominee for director does not receive the requisite majority vote, our Corporate Governance Guidelines and Bylaws provide that our Nominating and Corporate Governance Committee will evaluate the circumstances of the failed election and will make a recommendation regarding how to act upon the tendered resignation to the full Board, in light of the best interests of the company and its stockholders. The full Board will then act upon the resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, and will publicly disclose its decision regarding the tendered resignation and its rationale within 90 days of the certification of the election results. If the Board accepts the resignation, the nominee will no longer serve on the Board. If the Board rejects the resignation, the nominee will continue to serve until his or her successor has been duly elected and qualified or until his or her earlier disqualification, death, resignation or removal.

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Proposal 2 (Advisory Vote on Executive Compensation)

We are asking stockholders to cast an advisory (non-binding) vote on our executive compensation for our named executive officers, or NEOs. Please read the Compensation Discussion and Analysis beginning on page 30 and the related compensation tables and narrative discussion appearing on pages 47 through 54, which provide more information on the compensation paid to our NEOs for 2019.

Our executive compensation programs are designed to attract, retain and motivate qualified, knowledgeable and talented executives who are capable of performing their responsibilities. We believe that the leadership and performance of our executives contributed significantly to our strong operating and financial results in 2019, which included:

•	Revenues. In 2019 our Same-store Hospitality segment revenue(1) increased 5.9% from 2018 to $1.2 billion, and our Entertainment segment revenue increased 24.4% from 2018 to $183.1 million.
•	Net Income, AFFO Available to Common Stockholders and Adjusted EBITDAre, Excluding Non-Controlling Interest. In 2019:
•	Our consolidated net income(2) decreased 51.5% from 2018 to $128.3 million;
•	Our consolidated net income available to common stockholders decreased 44.9% from 2018 to $145.8 million;
•	Our AFFO available to common stockholders(3) increased 18.2% from 2018 to $356.6 million; and
•	Our Adjusted EBITDAre, excluding non-controlling interest(3) increased 23.3% from 2018 to $479.4 million.
•	Dividends to Stockholders. In 2019 we increased our annual cash dividend by 5.9% (as compared to 2018) to $3.60 per share, paying approximately $188.3 million in dividends to our stockholders in 2019 (including the dividends paid in January 2020 to holders of record as of December 31, 2019).

Company Voting Recommendation

For the reasons discussed above and in the Compensation Discussion and Analysis beginning on page 30, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation paid to the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this proxy statement.”

Approval of this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on this matter. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the proposal. Broker non-votes will not impact the outcome of this matter. While this vote is advisory and therefore not binding on us, our Board and our Human Resources Committee value the opinions of our stockholders and will take into consideration the outcome of this vote when making future decisions regarding our executive compensation programs. The Board unanimously recommends that the stockholders vote FOR the approval of the advisory resolution relating to the compensation of our NEOs as disclosed in this proxy statement.

(1)

Same-store Hospitality segment revenue does not include revenues from the Gaylord Rockies, which opened on a limited basis in December 2018 and fully opened during the first quarter of 2019. As a result of our purchase of an additional interest in the Gaylord Rockies joint venture as of December 31, 2018, we began consolidating the joint venture’s financial results in our financial statements beginning January 1, 2019.

(2)

2018 consolidated net income included a one-time gain of $131.4 million related to our acquisition of our increased ownership in the Gaylord Rockies joint venture recognized in the fourth quarter of 2018.

(3)

AFFO available to common stockholders and Adjusted EBITDAre, excluding non-controlling interest are non-GAAP financial measures. For a definition of the non-GAAP financial measures used herein, a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, and an explanation of why we believe these measures present useful information to investors, see Appendix A.

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Proposal 3 (Ratification of Independent Registered Public Accounting Firm for 2020)

Proposal 3 asks that our stockholders vote to ratify the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements and internal control over financial reporting for the 2020 fiscal year. You can find more information about our relationship with Ernst & Young LLP on page 65 of this proxy statement.

Proposal 3 asks that our stockholders vote to ratify the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the 2020 fiscal year. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Ernst & Young LLP has served as our independent registered public accounting firm since 2002. Representatives of Ernst & Young LLP will be present at the meeting. They will be available to respond to your questions and may make a statement if they desire.

Company Voting Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter. If you abstain from voting on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, your abstention will have the same effect as a vote against the proposal.

The Board and the Audit Committee unanimously recommend that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020.

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Company Information

Corporate Governance

Our business is managed under the direction of our Board of Directors. The Board delegates the conduct of the business to our senior management team. The Board held 6 meetings during 2019. All directors attended at least 75% of the total number of meetings of the Board and those committees of which the director was a member in the aggregate during 2019.

We have adopted Corporate Governance Guidelines governing the conduct of our Board. The charters of our Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee, as well as our Corporate Governance Guidelines, are all posted on our web site at www.rymanhp.com (under “Corporate Governance” on the Investor Relations page).

We have also adopted a Code of Business Conduct and Ethics which is applicable to all employees, officers and directors, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct and Ethics is available on our web site at www.rymanhp.com (under “Corporate Governance” on the Investor Relations page). We intend to post amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to our directors, principal executive officer, principal financial officer or principal accounting officer) at this location on our website.

We will provide a copy of our Corporate Governance Guidelines, our committee charters or our Code of Business Conduct and Ethics (and any amendments or waivers) to any stockholder or other person upon receipt of a written request addressed to:

Ryman Hospitality Properties, Inc.

Attn: Corporate Secretary

One Gaylord Drive

Nashville, Tennessee 37214

Board Leadership Structure

The Board believes that Mr. Reed’s service as both Chairman of the Board and CEO is in the best interests of the company and its stockholders.

Mr. Reed possesses a detailed knowledge of our industry as well as an understanding of both the opportunities and challenges we face. The Board thus believes that Mr. Reed is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters facing the company. The Board also believes that Mr. Reed’s combined role ensures clear accountability, enhances our ability to articulate our strategy and message to our employees, stockholders and business partners and enables decisive overall leadership.

The Board has determined that it is also important to have an independent Lead Director who will play an active role and oversee many of the functions that an independent chair would otherwise perform. The Board has adopted a description of the duties of the Lead Director, which is posted on our website at www.rymanhp.com (under “Corporate Governance” on the Investor Relations page). Pursuant to this description, the Chairman of the Nominating and Corporate Governance Committee serves as the company’s Lead Director, and that individual is currently Michael Roth.

Some of the primary functions of our Lead Director are:

•	To call, convene and chair meetings of the non-management directors or independent directors and other meetings as may be necessary from time to time and, as appropriate, provide prompt feedback to the CEO;
•	To coordinate and develop the agenda for and chair executive sessions of the independent directors;
•	To coordinate feedback to the CEO on behalf of independent directors regarding business issues and management;
•	To be available, as appropriate, for direct communication with major stockholders who request such a communication; and
•	To perform such other duties as may be necessary for the Board to fulfill its responsibilities or as may be requested by the Board as a whole, by the non-management directors, or by the Chairman of the Board.

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Each of the directors other than Mr. Reed is independent, and the Board believes that the independent directors coupled with the Lead Director provide effective oversight of management. Our non-management directors meet regularly in scheduled executive sessions, and the Lead Director presides at these executive sessions. Following an executive session of our non-management directors, the Lead Director acts as a liaison between the non-management directors and the Chairman regarding any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and committee meetings, and coordinates with the Chairman regarding information to be provided to our non-management directors in performing their duties. The Board believes that this approach appropriately and effectively complements the combined CEO/Chairman structure.

Although we believe that the combination of the Chairman and CEO roles is appropriate in the current circumstances, the Board retains the authority to modify our current combined CEO/Chairman structure to best address our circumstances, if and when appropriate.

Board Attendance at Annual Meeting

We strongly encourage each member of the Board to attend the Annual Meeting of Stockholders. All of our directors attended the 2019 Annual Meeting of Stockholders.

Independence of Directors

Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2020. Our Board determines the independence of its members through a broad consideration of all relevant facts and circumstances, including an assessment of the materiality of any relationship between the company and a director. In making this assessment, the Board looks not only at relationships from the director’s standpoint, but also from the standpoint of persons or organizations with which the director has an affiliation. In making its determination, the Board adheres to the requirements of, and applies both the objective and subjective standards set forth by, the NYSE (as set forth in Section 303A.02 of the NYSE listed company manual), as well as the requirements and standards of the SEC and other applicable laws and regulations.

During this review, the Board considered whether there are or have been any transactions and relationships between each director, or any member of his or her immediate family, and the company and its subsidiaries and affiliates. The Board also examined whether there are or have been any transactions and relationships between the incumbent directors, or their affiliates, and members of the company’s senior management or their affiliates. The purpose of this review was to determine whether any of these relationships or transactions were inconsistent with a determination that the director is independent. The Board concluded that no such transactions existed during the relevant period. As a result of this review, the Board affirmatively determined that, with the exception of Colin Reed, all of our incumbent directors are independent of the company and its management.

Committees of the Board

The Board maintains 3 standing committees, an Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee, to facilitate and assist the Board in the execution of its responsibilities.

Audit Committee

The current members of the Audit Committee are Robert Prather (Chair and Financial Expert), Alvin Bowles, Fazal Merchant (Financial Expert) and Christine Pantoya.

The committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The committee is responsible for, among other things:

•	overseeing the integrity of our financial information, the performance of our internal audit function and system of internal controls and compliance with legal and regulatory requirements relating to preparation of financial information;
•	appointing, compensating, retaining and overseeing our independent registered public accounting firm;
•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;
•	meeting with our independent registered public accounting firm and with our director of internal audit concerning, among other things, the scope of audits and reports;

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•	reviewing the work programs of our independent registered public accounting firm and the results of its audits; and
•	assessing our risk assessment and risk management policies.

The Board has determined that all the members of the committee are financially literate pursuant to the NYSE rules. The Board also has determined that Mr. Merchant and Mr. Prather are “audit committee financial experts” within the meaning stipulated by the SEC.

In 2019, the committee met 7 times.

Human Resources Committee

The current members of the Human Resources Committee are Patrick Moore (Chair), Robert Prather and Michael Roth.

The committee is responsible for, among other items:

•	reviewing and approving all compensation policies and programs that benefit employees, including employment and severance agreements, incentive programs, benefits and retirement programs;
•	reviewing and approving annually the corporate goals and objectives relative to the CEO’s compensation, evaluating the CEO’s performance in light of those objectives, and determining and approving the CEO’s compensation level based on this evaluation;
•	reviewing, approving and administering, and granting awards under, cash- and equity-based incentive plans; and
•	reviewing and approving compensation for executive officers and directors (subject to, in the case of director compensation, approval by the full Board).

The committee has also delegated to the CEO the authority to make limited equity grants to new members of our management team to allow such grants to be made in a timely manner, as the committee generally only meets on a quarterly basis. Equity grants under this delegation of authority may only be made as initial equity grants to newly hired executives (other than officers subject to Section 16 of the Securities Exchange Act of 1934) and on the same terms and conditions as were applied by the committee in its most recent prior equity grants. In addition, equity grants under this delegation of authority to any one executive are limited to 6,250 RSUs and must be ratified by the committee.

The committee has engaged Aon as its compensation consultant since 2013. The committee has determined that no conflict of interest exists between Aon and the company (including the company’s Board members and company management) pursuant to Item 407(e)(3)(iv) of SEC Regulation S-K. In 2019 neither Aon nor any affiliate of Aon provided any services to the company or its affiliates apart from its engagement by the committee described above.

Aon assisted the committee in determining if its strategies and plans were advisable based on our current financial position and strategic goals, as well as developments in corporate governance and compensation design. At the committee’s request, Aon also performed several analyses, including updates to the executive salary structure and modeling of executive compensation levels at different levels of company performance, to assist the committee in its review.

For additional information regarding the committee’s processes and procedures for considering and determining executive compensation, including the role of executive officers in determining the amount or form of executive compensation, see Compensation Discussion and Analysis below.

In 2019, the committee met 4 times.

Compensation Committee Interlocks and Insider Participation

The Human Resources Committee (which functions as our compensation committee) is comprised entirely of independent directors. In addition, there are no relationships among our executive officers, members of the committee or entities whose executives serve on the Board or the committee that require disclosure under applicable regulations of the SEC.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Michael Roth (Chair), Rachna Bhasin and Patrick Moore.

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The committee is responsible for, among other things:

•	developing and recommending criteria for the selection of new directors and recommending to the Board nominees for election as directors and appointment to committees;
•	developing and recommending changes and modifications to our corporate governance guidelines and our code of conduct to the Board;
•	monitoring and enforcing compliance with our corporate governance guidelines, certain provisions of our code of conduct and other policies; and
•	advising the Board on corporate governance matters, including as appropriate obtaining updates on corporate governance developments from professional advisors.

In 2019, the committee met 4 times.

A formal Board evaluation covering Board operations and performance, with a written evaluation from each Board member, is conducted annually by the committee to enhance Board effectiveness. Recommended changes are considered by the full Board. In addition, each Board committee conducts an annual self-evaluation.

The committee annually reviews with the Board the company’s “Statement of Expectations of Directors.” This review includes an assessment of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to actively participate in Board discussions and exemplify the highest standards of personal and professional integrity. In particular, the committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our businesses.

While our Corporate Governance Guidelines do not prescribe specific diversity criteria for selection of directors, as a matter of practice, the committee considers diversity in the context of the Board as a whole and takes into account diversity, including the personal characteristics (such as gender, ethnicity or age) and experience (such as industry, professional or public service) of current and prospective directors, when selecting new directors to facilitate Board deliberations that reflect a broad range of viewpoints. The committee’s charter gives it responsibility to develop and recommend criteria for the selection of new directors to the Board, including but not limited to diversity, age, skills, experience, time availability and such other criteria as the committee shall determine to be relevant at the time.

The committee also considers the impact of any changes in the employment of existing directors. In this regard, if a director changes employment, the director is required to submit a letter of resignation to the committee. The committee then reviews the director’s change of employment and determines whether the director’s continued service on the Board would be advisable as a result of such change. After completing this evaluation, the committee makes a recommendation to the full Board as to whether to accept the director’s resignation, and the Board makes a final determination of whether to accept the director’s resignation.

The committee considers candidates for Board membership recommended by its members and other Board members, as well as by management and stockholders. From time the time the committee may also engage a third party search firm to identify prospective Board members. The committee will only consider stockholder nominees for Board membership submitted in accordance with the procedures set forth in Submitting Stockholder Proposals and Nominations for 2021 Annual Meeting beginning on page 67.

Once the committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request additional information about the prospective nominee’s

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background and experience. The committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of our stockholders;
•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;
•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other boards; and
•	the extent to which the prospective nominee contributes to the range of knowledge, diversity, skill and experience appropriate for the Board.

The committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board and the evaluations of other prospective nominees. In connection with this evaluation, the committee determines whether to interview the prospective nominee, and if warranted, one or more members of the committee, and others as appropriate, will interview the prospective nominee in person or by telephone. After completing this evaluation and interview, the committee makes a recommendation to the full Board as to whether this prospective nominee and any other prospective nominees should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the committee.

New directors participate in an orientation program that includes discussions with senior management, their review of background materials on our strategic plan, organization and financial statements and visits to our facilities. We encourage each director to participate in continuing educational programs that are important to maintaining a director’s level of expertise to perform his or her responsibilities as a Board member.

Majority Voting Standard for Director Elections

Our Corporate Governance Guidelines and Bylaws provide for a majority voting standard in uncontested director elections. Under these provisions, any director nominee in an uncontested election will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election at any meeting for the election of directors at which a quorum is present (with abstentions and broker non-votes not counted as votes cast either for or against such election). In addition, under our Corporate Governance Guidelines, each director agrees, by serving as a director or by accepting nomination for election as a director, that if while serving as a director he or she fails to receive the required majority vote in a director election, he or she will tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee and, ultimately, the Board, as described below.

In the event any incumbent director nominee does not receive the requisite majority vote, our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee will evaluate the circumstances of the failed election and will make a recommendation regarding the director’s resignation to the full Board and will evaluate the resignation in light of the best interests of the company and its stockholders in determining whether to recommend accepting or rejecting the tendered resignation, or whether other action should be taken. Thereafter, the Board will act upon the resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, and will publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days of the certification of the election results. In such event, if the Board accepts the resignation, the nominee will no longer serve on the Board, and if the Board rejects the resignation, the nominee will continue to serve until his or her successor has been duly elected and qualified or until his or her earlier disqualification, death, resignation or removal.

Director Retirement Policy

Our Corporate Governance Guidelines include a non-management director retirement policy, which requires any non-management director who reaches the age of 75 to either (at the option of the director): (1) retire effective as of the date of the annual meeting of stockholders next following the director’s 75th birthday; or (2) not stand for re-election at the next annual meeting of stockholders.

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The Board’s Corporate Governance Committee considered, at its February 2020 meeting, whether to recommend to the full Board a waiver of the mandatory retirement policy for a period of one year with respect to Mr. Prather, who has met the mandatory retirement age. The Board and the Corporate Governance Committee believe that it is important to exercise judgment when implementing this policy to avoid losing the services of otherwise qualified and engaged Board members. In addition, the Board and the Corporate Governance Committee believe that the mandatory retirement policy should be applied in connection with an analysis of the overall composition and tenure of the Board to ensure that the Board maintains an appropriate balance of experience, skills and independence.

With respect to whether the mandatory retirement policy should be waived for Mr. Prather for a period of one year, the Corporate Governance Committee considered numerous factors, including the following:

•	Mr. Prather’s record as an active and engaged director (since 2013, the year of our REIT conversion, Mr. Prather has attended 98.1% of all Board and applicable committee meetings in the aggregate);
•	The addition of 5 new independent directors to the Board since 2015, which has resulted in a reduction in the average tenure of the independent directors from 15 years to 5 years and a reduction in the average age of our independent directors from 67 to 54 (in each case as compared to 2015);
•	The need to maintain continuity among the Board given the refreshed Board described above;
•	Mr. Prather’s unique knowledge of, and experience in, the media and entertainment industry as a result of his service as a chief executive officer of multiple television station operators. The Board believes this expertise is particularly important as the company continues to grow its recently-launched Circle media joint venture in 2020; and
•	Mr. Prather is in good mental and physical health and continues to remain active in business and community endeavors, including serving as a director of GAMCO Investors, Inc.

Based on the foregoing factors, upon the recommendation of the Corporate Governance Committee, the Board, at its February 2020 meeting, concluded that, due to Mr. Prather’s experience, skill set and record of active engagement as a Board member, his service on the Board has been particularly valuable to the company and its stockholders and will be difficult to replace.

Accordingly, the Board concluded a one-year waiver of the mandatory retirement age policy for Mr. Prather would be in the best interests of the company and its stockholders. As a result, the Board approved the Corporate Governance Committee’s recommendation of Mr. Prather as a director nominee at the 2020 Annual Meeting.

Director Commitments

The Board believes that all members of the Board should devote sufficient time and attention to their duties and to otherwise fulfill the responsibilities required of directors. In assessing whether directors and director nominees have sufficient time and attention to devote to board duties, the Nominating and Corporate Governance Committee and the Board consider whether directors serve on an excessive number of public company boards, a situation frequently referred to as “overboarding.”

Our Board believes that each of our directors has demonstrated the ability to devote sufficient time and attention to board duties and to otherwise fulfill the responsibilities required of directors. However, we understand that certain of our stockholders, and certain proxy advisory firms, may deem Michael Roth overboarded under their policies based on the number of public company boards on which he serves. In addition to serving as the Lead Independent Director of the Board, Mr. Roth serves as chief executive officer and chairman of The Interpublic Group of Companies and as non-executive chairman of Pitney Bowes, Inc. After careful consideration, the Board believes that Mr. Roth has dedicated, and will continue to dedicate, sufficient time to carry out his duties as a member of the Board and as Lead Independent Director effectively and believes that his service with other publicly traded companies does not, and will not, negatively impact his service on our Board for the following reasons:

•

Mr. Roth has served on our board for 16 years and has assured our Board that he is fully committed to continuing to dedicate the appropriate time to fulfill his duties as a member of the Board, as Lead Independent Director, chair

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of the Nominating and Corporate Governance Committee and member of the Human Resources Committee.
•	Mr. Roth has served as the chief executive officer and chairman of The Interpublic Group of Companies since 2005 and as a director of Pitney Bowes, Inc. since 1995. Mr. Roth has assured our Board that his ongoing commitments to The Interpublic Group of Companies and Pitney Bowes are not expected to exceed the demands that existed in past years and that his continued service to each of these companies will not detract from his service on our Board.
•	Mr. Roth has attended 100% of all Board and applicable committee meetings since 2013, the year of our REIT conversion.
•	Mr. Roth brings valuable experience and expertise to the Board, including in the areas of capital markets, corporate governance and crisis management.
•	Mr. Roth’s experience as a chief executive officer, chairman and member of the board of directors of other public companies provides Mr. Roth with insight and experience that enhances his value to our company.

CEO Pay Ratio

The Dodd-Frank Act requires that we disclose the ratio of CEO pay in 2019 to the median employee pay of all our employees, other than the CEO, calculated in accordance with Item 402(u) of SEC Regulation S-K. In making this calculation, we first identified the company’s median employee by examining the 2019 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2019, the last day of our payroll year. We included all employees, whether employed on a full-time, part-time or seasonal basis (for purposes of this calculation, a total of 1,132 employees). We did not make any assumptions, adjustments or estimates with respect to total cash compensation, except that we annualized the compensation for all full- and part-time employees who were not employed by us for all of 2019. We selected total cash compensation for all employees as our compensation measure because we do not widely distribute annual equity awards to employees. We then identified the company’s median employee based on total cash compensation, and we determined that such median employee served as a part-time server in our Entertainment business segment and averaged an approximately 23-hour work week during 2019.

As required by SEC rules, for purposes of calculating the pay ratio, pay for the median employee and for our CEO were determined using the methodology set forth in our 2019 Summary Compensation Table on page 47 below. Using this methodology, we determined that a reasonable estimate of the 2019 total compensation of our median employee was $22,693 and that the total compensation of our CEO was $6,181,359.

In addition to the pay ratio disclosure required by the Dodd-Frank Act, we believe that it is also important to take into consideration:

•	the nature of our overall employee base, which contains a small number of full-time employees dedicated to our hospitality REIT business segment and a large number of full- and part-time employees working in our Entertainment business segment (with many of our part-time employees only working a few hours each week at various times to service the numerous concerts and other events at our entertainment venues); and
•	the fact that, unlike many chief executives, our CEO oversees two lines of business, a hospitality REIT and an entertainment operating company.

As a result, we believe that it is appropriate to also provide two additional supplemental calculations that reflect the pay ratio of the total compensation of our CEO to (1) the total compensation of the median of all full-time employees, and (2) the total compensation of the median of the full-time employees of our REIT entity (comprising our Hospitality business segment).

Accordingly, we determined that the following were reasonable estimates of the pay ratio required to be disclosed by Item 402(a) of SEC Regulation S-K, as well as the supplemental pay ratios described above:

Dodd-Frank Act Pay Ratio Information
CEO to Median Employee Pay Ratio (Calculated in Accordance with Item 402(u) of SEC Regulation S-K)	272:1
Supplemental Pay Ratio Information(1)
CEO to Median Employee Pay Ratio (Full-Time Employees Only)(2)	136:1
CEO to Median Employee Pay Ratio (Full-Time REIT Employees Only)(3)	65:1

(1)	The supplemental ratios listed above were calculated based on the total compensation paid to our CEO and to the median employees identified above using the

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methodology set forth in our 2019 Summary Compensation Table on page 47 below.
(2)

For purposes of calculating this supplemental pay ratio, only full-time employees of the company as of December 31, 2019 (a total of 572 employees) were included in the determination of the median company employee.

(3)

For purposes of calculating this supplemental pay ratio, only full-time employees employed by our REIT entity (comprising our Hospitality business segment) as of December 31, 2019 (a total of 90 employees) were included in the determination of the median company employee.

In designing our CEO’s compensation in 2019, our Human Resources Committee was mindful of the need to provide a market-competitive compensation package with a significant element of equity-based and performance-based compensation (not generally available to our employee base), which the committee believes is in the best interests of the company and its stockholders. Additionally, the committee monitors management’s determination of compensation at all levels of the company (including through pay surveys and other market assessments), based on each employee’s position, skill level and experience, and the committee believes that our compensation practices as a whole are fair and competitive with others in the marketplace.

Compensation Clawback

In 2015 the SEC issued proposed rules regarding the adoption of “clawback” policies by publicly listed companies in accordance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). When final SEC rules implementing these requirements have become effective, publicly listed companies will be required to adopt a “clawback” policy providing for the recovery of certain incentive-based compensation from the executive officers of the company in the event the company is required to restate its financials as a result of material noncompliance of the company with any financial reporting requirements under the securities laws.

In order to ensure full compliance with these SEC rules, we intend to adopt our own formal clawback policy applicable to our executive officers complying with such rules once these final rules have been adopted by the SEC. In addition, Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards in certain circumstances. If we are required to restate our financials due to material noncompliance with any financial reporting requirements as a result of misconduct, our CEO and CFO will be required under Section 304 of the Sarbanes-Oxley Act to reimburse us for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during such 12 month period. Our omnibus incentive plan also provides that any award made to a participant under the plan will be subject to mandatory repayment by the participant to us to the extent required by (a) any award agreement, (b) any “clawback” or recoupment policy adopted by the company to comply with the requirements of any applicable laws, rules or regulations, including final SEC rules adopted pursuant to Section 954 of the Dodd-Frank Act, or otherwise, or (c) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

Board’s Role in Risk Oversight

The Board as a whole has responsibility for oversight of the company’s enterprise risk management function, with reviews of certain areas being conducted by the relevant Board committees that report on their deliberations to the Board. The oversight responsibility of the Board and its committees is made possible by a management report process that is designed to provide both visibility and transparency to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. In this regard, each committee meets in executive session with key management personnel and representatives of outside advisors (for example, our director of internal audit meets in executive session with the Audit Committee). The areas of focus of the Board and its committees include competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, compliance, information technology security programs (including cybersecurity), political and reputational risks.

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The Board and its committees oversee risks associated with their respective principal areas of focus, as outlined below:

Board/ Committee	Primary Areas of Risk Oversight
Board of Directors:	Enterprise risk management, including strategic, financial and execution risks associated with the annual operating plan and the long-term plan; major litigation and regulatory exposures; acquisitions and divestitures; senior management succession planning; information technology security programs (including cybersecurity) and other current matters that may be material risks to the company.
Audit Committee:	Risks and exposures associated with financial matters, including financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity.
Nominating and CG Committee:	Risks and exposures relating to corporate governance and director succession planning.
Human Resources Committee:	Risks and exposures associated with leadership assessment, management succession planning and compensation programs.

We believe that the Board’s role in risk oversight is facilitated by the leadership structure of the Board.    In this regard, we believe that, by combining the positions of Chairman of the Board and CEO, the Board gains a valuable perspective that combines the operational experience of a member of management with the oversight focus of a member of the Board. We also believe that the division of risk management-related roles among the company’s full Board, Audit Committee, Nominating and Corporate Governance Committee and Human Resource Committee as noted above fosters an atmosphere of significant involvement in the oversight of risk at the Board level and complements our risk management policies.

The Board, in executive sessions of non-management directors (which are presided over by the company’s independent Lead Director), also considers and discusses risk-related matters. This provides a forum for risk-related matters to be discussed without management or the Chairman of the Board and CEO present. The company’s independent Lead Director acts as a liaison between the company’s Chairman of the Board and CEO and the company’s independent directors to the extent that any risk-related matters discussed at these executive sessions require additional feedback or action.

In setting compensation, the Human Resources Committee also considers the risks to our stockholders that may be inherent in our compensation programs. We believe that our compensation programs are appropriately structured and provide for a suitable balance between long-term and short-term compensation and have an appropriate performance-based and “at risk” component. We also believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

Environmental, Social and Governance

We are committed to the ongoing creation of an Environmental, Social and Governance (“ESG”) program, as we believe such a program should be an integral part of our operating strategy. The Nominating and Corporate Governance Committee of the Board will oversee our ESG program efforts.

The pillars of our ESG program are as follows:

•	Good Corporate Governance. As described more fully in Corporate Governance Highlights on page 6, we strive to maintain good corporate governance practices, which we believe are a key component in the creation of stockholder value.
•	Environmental Sustainability. We also believe it is important to address climate and resource issues by measuring our progress in improving the environmental footprint of our hotel properties. Specifically, we are working with Marriott, the operator of our hotel properties, to establish baselines for our energy, water and waste usage for our hotel portfolio. We are also working with Marriott to implement new, and to expand existing, programs at our hotels to minimize risk and enhance value.

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•	Corporate Citizenship. We strive to be a good corporate citizen in the markets in which we operate through financial and volunteer support of worthy causes, as well as through direct community engagement. We also believe it is important to ensure the safety of our employees and guests, to uphold labor rights and take steps to prevent sexual harassment of our employees. Finally, we think it is important to respect and uphold fundamental human rights, and to work to eradicate modern slavery from the industries in which we operate and the supply chains of those industries.

For more information about our ESG program, including our 2019 ESG report providing a detailed overview of our ESG efforts and progress to date, please visit our website at:

https://rymanhospitalitypropertiesinc.gcs-web.com/sustainability

Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this proxy statement.

Restrictions on Hedging and Pledging of Company Stock

Our insider trading policy restricts our executive officers and directors from engaging in any transactions designed to hedge or otherwise offset any decrease in the fair market value of our equity securities. Our insider trading policy also prohibits executive officers and directors from pledging or otherwise encumbering a significant amount of equity securities (generally defined as the lesser of 0.50% of our outstanding equity securities or 10% of the equity securities owned by the individual) without prior approval of the Human Resources Committee.

Proxy Solicitation

We will bear the cost of soliciting proxies for the meeting. We have retained Morrow Sodali LLC to assist in the solicitation and will pay them approximately $6,000. Our officers may also solicit proxies by mail, telephone, e-mail or facsimile transmission, but we will not reimburse them for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials.

Shareholder Outreach

We believe that our relationship with our stockholders is an important part of our corporate governance program. Our stockholder and investor outreach generally includes investor road shows, analyst meetings, investor days and investor conferences and meetings. We also communicate with our stockholders through our SEC filings (including our annual report and proxy statement), press releases and our website. In addition, our conference calls for quarterly earnings releases are available to anyone in real time and on an archived basis. During 2019 we also reached out to our 20 largest stockholders, representing approximately 58% of our outstanding shares, to engage in a dialogue regarding their areas of focus and concern.

The primary corporate governance issues raised by our stockholders during 2019 were as follows:

Enhanced Executive Compensation Disclosures. Several investors asked that we provide additional disclosure with respect to the rationale for the selection of our compensation peer groups and with respect to the rationale for additional cash bonus awards made to our CEO and our NEOs. Taking this feedback into account, we have included additional information about these topics for 2019 in the Compensation Discussion and Analysis beginning on page 30.

ESG Efforts. Several investors also asked that we provide an enhanced level of reporting regarding our ESG policies and procedures. Taking this feedback into account, we have taken the actions described in Environmental, Social and Governance on page 25 above.

Communications with the Board of Directors

Stockholders, employees and others interested in communicating with the Board (including non-management directors) may write to Ryman Hospitality Properties, Inc., Attn: Corporate Secretary, One Gaylord Drive, Nashville, Tennessee 37214. The Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of all

2020 NOTICE OF MEETING AND PROXY STATEMENT

such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may review a log of all correspondence addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. In addition, stockholders, employees and other interested parties may communicate directly with our independent Lead Director, individual independent directors or the independent directors as a group by email at boardofdirectors@rymanhp.com.

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Stock Ownership

The table below lists the beneficial ownership of our common stock as of March 25, 2020 (unless otherwise noted) by all directors, each of our NEOs, and the directors and executive officers as a group. The table also lists all institutions and individuals known to hold more than 5% of our common stock, as obtained from SEC filings. The percentages shown are based on outstanding shares of common stock as of March 25, 2020. Unless otherwise noted, the address for each person listed is our principal office.

Beneficial Stock Ownership of Directors, Executive Officers and Large Stockholders Table

Name	Shares Owned(1)		Director Deferred Restricted Stock Units(2)	Stock Options Exercisable	Total Shares Owned	% of Total Outstanding(3)
Colin Reed, NEO and Director	1,406,545(4)		-	-	1,406,545	2.6%
Rachna Bhasin, Director	5,458	(5)	-	-	5,458	*
Alvin Bowles, Director	2,539		-	-	2,539	*
Fazal Merchant, Director	1,910		2,539	-	4,449	*
Patrick Moore, Director	-		11,509	-	11,509	*
Christine Pantoya, Director	1,436	(5)	-	-	1,436	*
Robert Prather, Director	3,960		26,376	-	30,336	*
Michael Roth, Director	38,680	(5)	-	-	38,860	*
Mark Fioravanti, NEO	202,768		-	-	202,768	*
Bennett Westbrook, NEO	29,289		-	-	29,289	*
Patrick Chaffin, NEO	18,758		-	-	18,758	*
Scott Lynn, NEO	14,638		-	-	14,638	*
All directors and executive officers (as a group)	1,736,167		40,424	-	1,776,591	3.2%
The Vanguard Group	7,284,083	(6)	-	-	7,284,083	13.3%
BlackRock, Inc.	5,012,708	(7)	-	-	5,012,708	9.1%
GAMCO Investors, Inc.	3,245,998	(8)	-	-	3,245,998	5.9%

*	Less than one percent.
(1)

With respect to our NEOs, directors and executive officers, this column includes shares of common stock issuable upon the vesting of RSUs that will vest on or prior to May 25, 2020. For a listing of the RSUs held by NEOs, see Outstanding Equity Awards at 2019 Fiscal Year End below. For a listing of the RSUs held by non-employee directors, see Director Compensation below.

(2)	Represents RSUs awarded to directors which have vested but receipt has been deferred. Also includes RSUs issued in lieu of cash director fees to participating directors. Directors may elect to defer receipt of RSUs awarded under our current and former omnibus incentive plans until either a specified date or the director’s retirement or resignation from the Board.
This column reflects shares issuable to each director at the end of the applicable deferral period.
(3)	In calculating the percentages of outstanding stock, each person’s RSUs that will vest on or prior to May 25, 2020 have been added to the total outstanding shares for such person’s calculation.
(4)	Includes 626,930 shares credited to Mr. Reed’s SERP, as defined in Other Compensation Information—Nonqualified Deferred Compensation below. Mr. Reed

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does not have voting or investment power with respect to these shares, and his sole right is to receive these shares upon termination of employment in accordance with the terms of his employment agreement.
(5)	For Ms. Bhasin, Ms. Pantoya and Mr. Roth, includes 1,236 shares each issuable upon the vesting of RSUs on May 9, 2020.
(6)

Based on information in: Amendment Number 5 to Schedule 13G filed with the SEC on January 31, 2019 by Vanguard Specialized Funds—Vanguard Real Estate Index Fund, which has sole voting power with respect to 2,208,837 shares; and Amendment Number 7 to Schedule 13G filed with the SEC on February 11, 2020 by The Vanguard Group, Inc., which has sole voting power with respect to 145,999 shares, shared voting power with respect to 54,886 shares, sole dispositive power with respect to 7,136,592 shares and shared dispositive power with respect to 147,131 shares. The address for the reporting persons is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(7)

Based on information in Amendment No. 9 to Schedule 13G filed with the SEC on February 6, 2020 by BlackRock, Inc., which has sole voting power with respect to 4,834,826 shares and sole dispositive power with respect to 5,012,708 shares. The address for the reporting person is 55 East 52nd Street, New York, New York 10055.

(8)

Based on information in Amendment No. 49 to Schedule 13D filed with the SEC on March 5, 2020 jointly by GAMCO Investors, Inc. (“GBL”) and the following entities: GGCP, Inc. (“GGCP”); GGCP Holdings LLC (“Holdings”); Gabelli Funds, LLC (“Funds”); GAMCO Asset Management Inc. (“GAMCO”); Associated Capital Group, Inc. (“Associated Capital”); Gabelli & Company Investment Advisers, Inc. (“GC”); Gabelli Foundation, Inc. (“Foundation”); MJG-IV Limited Partnership (“MJG-IV”); and Mario Gabelli. GGCP (which had sole voting and dispositive power with respect to 16,000 shares of common stock) makes investments for its own account and is the manager and member of Holdings, which is the controlling shareholder of GBL. GBL, a public company listed on the NYSE, is the parent company for a variety of companies engaged in the securities business, including those named below. GAMCO (which had sole voting power with respect to 2,123,198 shares of common stock and sole dispositive power with respect to 2,248,098 shares of common stock), a wholly-owned subsidiary of GBL, is an investment adviser registered under the Investment Advisers Act of 1940. Funds, a wholly owned subsidiary of GBL, is a limited liability company. Funds (which had sole voting power with respect to 22,000 shares of common stock and sole dispositive power with respect to 946,100 shares of common stock) is an investment adviser registered under the Investment Advisers Act of 1940 which provides advisory services for registered investment companies. GC (which is a wholly-owned subsidiary of Associated Capital, which had sole voting and dispositive power with respect to 6,000 shares of common stock) is an investment adviser registered under the Investment Advisers Act of 1940 which provides advisory services for registered investment companies and which had sole voting and dispositive power with respect to 2,800 shares of common stock. The Foundation (which had sole voting and dispositive power with respect to 4,500 shares of common stock) is a private foundation. Mario Gabelli is the Chairman, a Trustee and Investment Manager of the Foundation. Mario Gabelli is the controlling stockholder, Chief Executive Officer and a director of GGCP and Chairman and Chief Executive Officer of GBL. Mario Gabelli is the Executive Chairman of AC and is also a member of Holdings. Mario Gabelli has sole voting and dispositive power with respect to 22,500 shares of common stock. The above reporting persons do not admit that they constitute a group. The address for all of the above reporting persons is One Corporate Center, Rye, New York 10580.

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Compensation Discussion and Analysis

Executive Summary

Overview

Our executive compensation programs are designed to attract, retain and motivate qualified, knowledgeable and talented executives who are capable of performing their responsibilities. In designing our executive compensation programs, our goals are to ensure that:

•	A significant portion of the total compensation paid to each named executive officer, or NEO, is in the form of “at risk” pay in order to create proper incentives for our executives to achieve corporate and individual objectives and to both maximize stockholder value over the long-term and to align pay with stockholders’ interests;
•	A strong pay-for-performance philosophy synchronizes incentive payments with actual financial and business results relative to performance expectations;
•	Our pay decisions are transparent to all stakeholders and tethered to sound governance measures; and
•	Total compensation opportunity throughout our organization is market competitive to support recruitment and retention.

Our corporate objectives are to continue to increase funds available for distribution to our stockholders and to create long-term stockholder value. Consistent with these goals and objectives, the Human Resources Committee, which acts as our compensation committee, has developed and approved an executive compensation program providing for a range of compensation levels for our NEOs with the intent of rewarding strong performance and reducing compensation when our performance objectives are not achieved.

Company Highlights—2019 Financial and Operating Highlights

We believe that our results in 2019 reflect the continued overall strength of our Hospitality business segment, particularly the group meetings sector in which we focus, as well as the strategic investments we have made in our hotel properties over the past several years, including our investment in the Gaylord Rockies joint venture, our Gaylord Texan rooms and meeting space expansion and our Gaylord Opryland SoundWaves water attraction. In addition, the growth in our Entertainment business segment in 2019 continued to reflect our strategic focus on expanding this business and the continued popularity of the country music genre and Nashville as a tourist destination, as well as the success of our Ole Red entertainment venues. Our 2019 financial and operating highlights include:

Revenues

✓	Company Total Revenues—Our total revenues for 2019 were $1.6 billion, an increase of 25.8% from 2018(1). This represents the highest level of revenues in our history.
✓	Segment Revenues—We experienced revenue growth in both our Hospitality and Entertainment segments:
•	Hospitality—Our Same-store Hospitality business segment revenue in 2019 increased 5.9% from 2018 to $1.2 billion.
•	Entertainment—Entertainment business segment revenue in 2019 increased 24.4% from 2018 to $183.1 million.

Net Income, AFFO and Adjusted EBITDAre

•	In 2019:
•	Our consolidated net income(2) decreased 51.5% from 2018 to $128.3 million;
•	Our consolidated net income available to common stockholders decreased 44.9% from 2018 to $145.8 million;

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•	Our consolidated Adjusted Funds from Operations, or AFFO, available to common stockholders(3) increased 18.2% from 2018 to $356.6 million; and
•	Our consolidated Adjusted EBITDAre, excluding non-controlling interest(3) increased 23.3% from 2018 to $479.4 million.

Dividends to Stockholders

✓

Increased Dividends—In 2019 we increased our annual cash dividend by 5.9% (as compared to 2018) to $3.60 per share, paying approximately $188.3 million in dividends to our stockholders (including the dividends paid in January 2020 to holders of record as of December 31, 2019).

(1)

Includes revenues from the Gaylord Rockies, which opened on a limited basis in December 2018 and fully opened during the first quarter of 2019. As a result of our purchase of an additional interest in the Gaylord Rockies joint venture as of December 31, 2018, we began consolidating the joint venture’s financial results in our financial statements beginning January 1, 2019.

(2)

2018 consolidated net income included a one-time gain of $131.4 million related to our acquisition of our increased ownership in the Gaylord Rockies joint venture recognized in the fourth quarter of 2018.

(3)

AFFO available to common stockholders and Adjusted EBITDAre, excluding non-controlling interest are non-GAAP financial measures. For a definition of the non-GAAP financial measures used herein, a reconciliation of each non-GAAP financial measure to its most comparable GAAP financial measure, and an explanation of why we believe these measures present useful information to investors, see Appendix A.

Company Highlights—Total Stockholder Return

The following chart shows how a $100 investment in our common stock on December 31, 2014 would have grown to $209.62 on December 31, 2019, with dividends reinvested quarterly. The chart also compares the TSR of our common stock to the same investment in the S&P 500 Index and the FTSE NAREIT Equity REITs Index over the same period, with dividends reinvested quarterly.

*$100 invested on 12/31/14 in stock or index, including reinvestment of dividends.

Fiscal year ending December 31.

Copyright© 2020 Standard & Poor’s, a division of S&P Global. All rights reserved.

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The stock price performance included in this graph is not necessarily indicative of future stock price performance.

	12/14	12/15	12/16	12/17	12/18	12/19
Ryman Hospitality Properties, Inc.	100.00	102.94	133.00	153.05	154.49	209.62
S&P 500	100.00	101.38	113.51	138.29	132.23	173.86
FTSE NAREIT Equity REITs	100.00	103.20	111.99	117.84	112.39	141.61

Company Highlights—Compensation Practices

In designing our compensation programs, we are mindful of the risks to our stockholders that may be inherent in our compensation programs, and we attempt to utilize compensation practices that mitigate these risks. In designing our compensation programs, we also have considered feedback from our investors and other relevant third parties. Our compensation program includes the following compensation practices:

•

Pay for Performance—We tie pay to performance in a manner that we believe advances our stockholders’ interests by paying a significant portion of our NEOs’ total compensation opportunities in the form of variable compensation payable upon the performance of short- and long-term performance targets. As described below under 2019 Compensation Decisions on page 35, 56% of our CEO’s total target compensation and 49% of our other NEOs’ target total compensation (on average) was performance-based in 2019.

•

Design of Our Short-Term Cash Incentive Compensation Program—As described below under Short-Term Cash Incentive Compensation on page 36, our annual short-term cash incentive compensation plan is performance-based, and the plan does not have minimum payout levels (i.e., all of this compensation is “at risk”).

•

Design of Our Long-Term Equity Incentive Compensation Program—As described below under 2019 Long-Term Equity Incentive Compensation on page 39, a significant portion of our NEOs’ long-term incentive compensation is in the form of performance-based RSUs which vest based on our achievement of TSR compared to the TSR of a designated peer group and other comparable companies. As described on page 40 below, there is no minimum payout level associated with performance-based RSU awards (i.e., all of this compensation is “at risk”). As described on page 40 below, there is also a cap on the total amount of compensation which may earned in connection with a performance-based RSU award.

•

Meaningful Stock Ownership and Retention Guidelines for Executives and Directors—Our stock ownership guidelines require meaningful levels of stock ownership by our executives (including 5x base salary for our CEO) and directors. In addition, any officer or director who does not meet the applicable stock ownership guideline (regardless of any compliance grace period) must hold at least 50% of the net shares received in any RSU vesting. See Stock Ownership and Retention Guidelines on page 42 below.

•

No “Single Trigger” Cash Payments Upon a Change of Control—As described in Post-Termination Benefits on page 42 below, the employment and severance arrangements with our NEOs require a “double trigger” (requiring both a change of control and termination of employment) for cash severance payments following a change of control.

•

No Tax “Gross Ups” For Severance Payments—As described in Post-Termination Benefits on page 42 below, we do not provide excise or other tax “gross up” payments in connection with any severance payment made to an NEO.

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2019 Compensation Summary

The charts below illustrate the balance of the elements of target total compensation(3) during 2019 for Mr. Reed, our CEO, and the average of the other NEOs.

As the charts above indicate, a significant portion of our NEOs’ target total compensation is performance-based and tied to stock performance, thus is aligned with the interests of our stockholders. Target total compensation for our CEO is weighted more toward long-term incentives than the other NEOs, as the Human Resources Committee wants to encourage our CEO, in particular, to focus on our long-term growth.

(3)

Percentage of total compensation as calculated above is based on the 2019 base salary and the value of executive-level perquisites paid to the NEO which were not paid generally to all employees, the 2019 short-term incentive compensation award (assuming achievement at the target level (such award was ultimately paid at 121.7% of the target payout level for the NEOs, with an additional cash bonus award made to each NEO as described below)), the grant date fair value of the performance-based RSU awards granted in February 2019 to each NEO (assuming vesting at the target achievement level) and the grant date fair value of the annual time-based RSU awards granted in February 2019 to each NEO (and in the case of Mr. Chaffin the grant date fair value of the promotional time-based RSU awards granted in May 2019). Each compensation element is outlined in more detail in the 2019 Summary Compensation Table set forth on page 47 below.

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Our Compensation Program

The key elements of the compensation program for our executive officers are:

Compensation Element	Key Characteristics	Why We Pay This Element	Considerations in Determining the Amount of Pay	2019 Decisions

Base Salary	• Fixed compensation. • Payable in cash. • Reviewed annually and adjusted when appropriate.	• To attract and retain qualified executives. • Compensate for roles and responsibilities.	• Level of responsibility. • Individual skills, experience and performance.	Our CEO received an 8.1% increase in base salary, and our other NEOs (on average) received a 9.5% increase in base salary during 2019. See page 35.

Short-Term Cash Incentive Compensation	• Variable compensation. • Payable in cash based on performance against annually established performance objectives. • Reviewed annually and adjusted from year to year when appropriate.	• Motivate and reward executives. • Incentivizes the executives to meet our short-term financial and operational objectives.

•  AFFO was the basis for the financial goal for the plan (and was the only goal for all NEOs except Mr. Reed, whose goals were based 75% on the financial goal and 25% on designated strategic objectives, as described below).

Based on performance relative to the financial goal (and, in the case of our CEO, performance relative to designated strategic objectives), the committee approved a payout at 121.7% of the target payout for each NEO. Each NEO also received additional cash incentive compensation in recognition of their contributions to our operating and financial performance. See page 36.
Long-Term Equity Incentive Compensation	• Variable compensation. • Performance-based RSUs vesting over a three-year performance period. • Time-based RSUs vesting ratably over four years.

•  Motivate and reward executives.

•  Aligns the interests of executives and stockholders and focuses the executives on long-term objectives over a multi-year period.

•  Encourages retention through long-term vesting.

Performance-Based Awards

•  RSUs vest based on TSR relative to designated peer groups over a 3-year performance period.

•  Awards pay out at a range from 0% to 150% of target with no shares earned for performance below 50% of financial target.

Time-Based Awards

RSUs which vest in 25% increments over 4 years.

The mix of long-term equity incentive awards granted to NEOs in 2019 was approximately 50% performance-based RSUs and 50% time-based RSUs (with the exception of Mr. Chaffin, who also received a promotional time-based RSU award in May 2019). See page 39.

Other Benefits	• Fixed compensation. • Participation in broad-based plans at same cost as other employees. • Certain executive-level perquisites not paid generally to our other employees.	• Allow senior executives to participate in broad-based employee benefit programs. • Provide competitive benefits to promote the health and well-being of our executive officers.	• Level of benefits provided to all employees. • Benefits provided by other similarly-positioned companies.	Our NEOs received only modest executive-level perquisites. See page 41.

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2019 Compensation Decisions

Our Human Resources Committee (which functions as our compensation committee) annually reviews our executive compensation program to determine how well actual compensation targets and levels meet our overall compensation philosophy and to compare our compensation programs to our peers. The committee also oversees our compensation programs.

Compensation Peer Group

For 2019, the committee used a compensation peer group of the following 13 companies:

American Campus Communities, Inc.	Park Hotels & Resorts, Inc.
Ashford Hospitality Trust, Inc.	Pebblebrook Hotel Trust
Chatham Lodging Trust	RLJ Lodging Trust
DiamondRock Hospitality Co.	Summit Hotel Properties, Inc.
Hersha Hospitality Trust	Sunstone Hotel Investors, Inc.
Kilroy Realty Corp.	Xenia Hotels & Resorts, Inc.
Mid-America Apartment Communities, Inc.

The committee believes, based on Aon’s recommendation, that these companies are the most relevant peer group against which to review compensation for our NEOs, as such companies are all REITs with a focus on lodging, apartments or other real estate investments and have an implied market capitalization and/or total enterprise value within a range similar to the company. This peer group had total enterprise value ranging from approximately $1.5 billion to $20 billion as of December 31, 2019, compared to the Company’s total enterprise value of $7.6 billion as of December 31, 2019. This peer group was identical to the peer group we used in 2018, except for the removal of LaSalle Hotel Properties (as a result of its merger with Pebblebrook Hotel Trust) and Chesapeake Lodging Trust (as a result of its merger with Park Hotels & Resorts, Inc.), and the addition of Park Hotels & Resorts, Inc.

The committee annually determines whether our overall executive compensation program is consistent with our business strategy and promotes our compensation philosophy. In determining target total annual compensation for each NEO, the committee relies on its general experience and subjective considerations of various factors, including our strategic business goals, information with respect to the peer group set forth above, proprietary and publicly available compensation surveys and data with respect to REITs and other public companies provided by Aon, and each executive officer’s position, experience, level of responsibility, individual job performance, contributions to our corporate performance, job tenure and future potential.

The committee does not set specific targets or utilize any formulaic benchmarks for overall compensation or for allocations between fixed and performance-based compensation, cash and non-cash compensation or short-term and long-term compensation. In addition, the committee uses proprietary and publicly available compensation surveys and data with respect to REITs and other public companies provided by our compensation consultant, Aon, to obtain a general understanding of current compensation practices, including to confirm that the base salary and other elements of target total compensation opportunity for our executive officers is at a market-competitive level.

The committee does not specifically target or benchmark in any formulaic manner any element of compensation or the total compensation payable to NEOs based on these factors.

Base Salary

Base salary is designed to compensate our NEOs for their roles and responsibilities and to provide a secure level of guaranteed cash compensation. We have employment agreements with Mr. Reed, Mr. Fioravanti and Mr. Westbrook that provide for a minimum base salary. We have severance agreements with Mr. Chaffin and Mr. Lynn that do not provide for any minimum base salary.

Each NEO’s base salary was set based on:

•	the executive’s roles and responsibilities; and
•	the executive’s skills, experience and performance.

In 2019, base salary represented approximately 18% of our CEO’s total compensation package and (on average) approximately 27% of our other NEOs’ total compensation package (calculated in the manner described on page 33). The committee annually reviews the base salaries of each NEO and may make adjustments based on individual performance and changes in roles and responsibilities.

At its February 21, 2019 meeting, the committee reviewed the existing base salaries and perquisites for

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our NEOs. Specifically, the committee considered each NEO’s current base pay, taking into account base salary levels paid to persons holding similar positions at peer companies, as well as the adjustments made to each NEO’s base salary in 2018. Based on its review, the committee determined that an 8.1% increase in Mr. Reed’s base salary was necessary to maintain a market-competitive level of compensation for Mr. Reed, taking into account his experience level and his oversight of two lines of business, a hospitality REIT and an entertainment operating company.

The committee made modest increases to the base salaries of Messrs. Fioravanti and Westbrook. With respect to Mr. Chaffin and Mr. Lynn, the committee determined that a larger percentage adjustment to base salary was necessary to maintain a market-competitive level of compensation for these executives.

Based on its review of the factors described above, the committee determined that the base salary amounts for the NEOs should be set at the following levels:

	2019 Base Salary ($)	% Change from 2018 Base Salary
Colin Reed	1,000,000	8.1%
Mark Fioravanti	546,400	3.0%
Bennett Westbrook	409,800	3.0%
Patrick Chaffin	360,000	7.5%
Scott Lynn	361,700	5.0%

Additionally, on May 20, 2019 Mr. Chaffin was promoted to the position of EVP & Chief Operating Officer of the Company. In connection with this promotion and his increased responsibilities with respect to our hospitality segment, Mr. Chaffin’s annual base salary was increased to $425,000, effective as of the date of his promotion.

Short-Term Cash Incentive Compensation

We provide annual cash incentive compensation designed to reward achievement of specific previously established short-term financial and strategic goals.

2019 Performance Goals

For 2019 the committee determined that the NEOs would have the opportunity to earn the following percentage of their base salary based on the achievement of the financial performance goals (and, in the case of Mr. Reed, designated strategic objectives) described below.

The 2019 percentages of base salary at the threshold, target and stretch levels for each NEO were set at the following percentages (unchanged from 2018):

	Threshold Level	Target Level	Stretch Level

Mr. Reed	75%	150%	300%
Mr. Fioravanti	62.5%	125%	250%
Mr. Westbrook	50%	100%	200%
Mr. Chaffin	50%	100%	200%
Mr. Lynn	50%	100%	200%

The percentage of salary awarded for performance falling between the threshold and target achievement levels and the target and stretch achievement levels was to be determined using straight-line interpolation.

In 2019, assuming performance at the target level of achievement, short-term cash incentive compensation represented approximately 27% of our CEO’s total compensation package and (on average) approximately 29% of our other NEOs’ total compensation package (calculated in the manner described on page 33).

In 2019, the performance targets, measured using Adjusted Funds From Operation Available to Common Shareholders as reported (“AFFO”), excluding income tax expense or benefit (“Further Adjusted AFFO”), established by the committee were:

•	Threshold Performance Goal: Further Adjusted AFFO of $312.1 million.
•	Target Performance Goal: Further Adjusted AFFO of $346.7 million.
•	Stretch Performance Goal: Further Adjusted AFFO of $381.4 million.

The committee selected this performance metric because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are

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not indicative of the performance of our underlying hotel properties. Moreover, AFFO is one of the principal tools used by our management and the investment community in evaluating our financial performance as a REIT. These performance levels were set by the committee at the beginning of 2019 after thorough discussion with management regarding our anticipated financial performance. In choosing this goal, the committee considered the general economic climate expected in 2019, the expected conditions in the hospitality industry and our expected financial performance, including our guidance for 2019, as reflected in our earnings release issued in the first quarter of 2019. The committee intended the target performance goal to be a challenging level of achievement. The committee attempted to set the threshold, target and stretch performance goals to ensure that the relative level of difficulty of achieving these performance levels would be generally consistent with prior years. For information regarding the manner in which AFFO is calculated from our financial statements, see Appendix A to this proxy statement.

The awards to the NEOs (other than Mr. Reed) were based solely on our level of achievement of Further Adjusted AFFO. The award to Mr. Reed was based 75% on our achievement of Further Adjusted AFFO and 25% on our achievement of the strategic objectives, approved in advance by the committee, of achieving effective capital allocation and balance sheet management, specifically including maintaining leverage with a designated range, ensuring compliance with applicable debt covenants and managing interest rate risk associated with floating rate indebtedness.

When the committee established these targets at the beginning of 2019, it made a determination that it would have the discretion to adjust Further Adjusted AFFO for the year to exclude losses or expense, or income or gain, related to certain unusual, infrequently occurring or other specified events as set forth in our omnibus incentive plan. In addition, under the terms of our omnibus incentive plan, the committee may exercise negative discretion in determining the final amounts of the short-term cash incentive awards payable at any given level of performance to ensure that such awards accurately reflect our actual performance. The committee also had the option of lowering the amount of, or not awarding, annual cash incentive compensation otherwise payable to an executive under the plan for 2019 if the executive did not attain a minimum-level annual performance rating under the company’s employee evaluation program, which is a prerequisite to receiving cash incentive compensation under the plan.

2019 Short-Term Incentive Compensation Awards

In analyzing our results for purposes of determining the level of achievement under the short-term incentive compensation plan, the committee reviewed our operating and financial results for 2019.

In performing its review, the committee made note of the following financial and operating highlights:

•	The financial results of our Hospitality business segment, which the committee believed reflected the continued strength of that business, particularly the group meetings sector in which we focus, and the results of our investments in our existing hotels, including the rooms and meeting space expansion at the Gaylord Texan Resort & Convention Center and the SoundWaves water attraction at Gaylord Opryland Resort & Convention Center.
•	The successful grand opening and first year of operations of the Gaylord Rockies Resort & Convention Center in 2019, which we believe was due in part to our service as the property’s asset manager prior to and following the hotel’s opening.
•	The successful execution of a new $800 million long-term credit facility for the Gaylord Rockies in July 2019 (which replaced the existing construction and mezzanine loans with respect to the property).
•	The continued growth in our existing Entertainment businesses, as well as the successful opening of the Ole Red Gatlinburg entertainment venue in March 2019.
•

The successful capital markets transactions which we undertook in 2019, including the issuance of $700 million in new senior notes due 2027, the public offering of $283 million of common stock (net of discounts, commissions and other offering expenses), the amendment and extension of our $1.5 billion bank credit facility, and the execution of a series of interest rate swaps with respect to $350 million of our floating rate indebtedness. As a result of these transactions, we extended the maturity date of

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our bank credit facility, lowered the weighted average interest rate of all of our outstanding debt to 4.2%, and substantially improved both our fixed-to-floating and secured-to-unsecured debt ratios.
•	Our continued focus on returning capital to our stockholders, as evidenced by the 5.9% increase in the amount of our annual dividend in 2019 (as compared to 2018), which resulted in the payment of approximately $188.3 million in dividends on our common stock (including the fourth quarter dividend paid in early 2020 to holders of record as of December 31, 2019).

The committee determined that the company’s level of Further Adjusted AFFO achievement in 2019 for purposes of our short-term incentive compensation plan was $361.8 million, which using straight-line interpolation was equivalent to a payout level of 121.7% of the “target” performance goal. There were no gains or losses related to unusual, infrequently occurring or other specified events set forth in our omnibus incentive plan which were excluded by the committee in connection with our calculation of Further Adjusted AFFO (which were not included in the calculation of AFFO) for purposes of our short-term incentive compensation plan, except for approximately $1.1 million in losses associated with our Circle media joint venture, which were excluded by the committee in calculating Further Adjusted AFFO since such losses had not been contemplated at the time the target was established and the formation of the joint venture was part of an important business strategy of the company’s entertainment business segment.

The committee also determined that Mr. Reed had met the individual strategic performance objectives described above, which combined with the AFFO achievement level described above resulted in a payout level equal to 121.7% of the “target” payout level for Mr. Reed.

The committee also determined that each NEO should receive an additional amount of cash incentive compensation, as listed in the table below, due to their contributions to the company’s completion of the significant financial and operational objectives described above.

These efforts included:

•	with respect to Mr. Reed, his efforts in overseeing the company’s senior management team and his contributions to the company’s financial results, as well as his oversight of the growth initiatives in our Entertainment business segment;
•	with respect to Mr. Fioravanti, his leadership of the balance sheet and capital markets transactions undertaken by the company during 2019 as described above;
•	with respect to Mr. Westbrook, his oversight of the successful construction and development activities undertaken by the Company;
•	with respect to Mr. Chaffin, his efforts in effectively supervising the company’s relationship with the manager of its hotel properties and his oversight of the asset management function for Gaylord Rockies; and
•	with respect to Mr. Lynn, his oversight of the company’s legal and compliance functions, including the supervision of outside counsel in connection with the successful capital markets transactions and development activities we completed during 2019.

The committee also reviewed the annual performance rating of each NEO and determined that each NEO met the minimum level performance rating.

As a result, the committee approved the following short-term cash incentive compensation awards:

	Calculated Short-Term Cash Incentive Compen- sation ($)	Additional Short-Term Cash Incentive Compen- sation ($)	Total Short-Term Cash Incentive Compen- sation ($)(1)
Mr. Reed	2,118,688	181,312	2,300,000
Mr. Fioravanti	974,226	125,774	1,100,000
Mr. Westbrook	584,536	40,464	625,000
Mr. Chaffin	566,908	58,092	625,000
Mr. Lynn	513,968	36,032	550,000

(1)	The estimated threshold, target and stretch payout levels for each NEO established under the short-term cash incentive plan for 2019 are listed in 2019 Grants of Plan-Based Awards below.

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2019 Long-Term Equity Incentive Compensation

Our long-term equity incentive compensation plan is designed to align the interests of our NEOs and stockholders and focus our NEOs on long-term objectives over a multi-year period. Long-term equity incentive awards are also intended to attract and retain our NEOs through long-term vesting. In 2019, long-term equity incentive compensation represented approximately 53% of our CEO’s total compensation package and (on average) approximately 42% of our other NEOs’ total compensation package (calculated in the manner described on page 33).

Long-Term Equity Incentive Compensation Plan Components

Our long-term equity incentive plan components are:

Performance-Based RSUs:

•	Vest over a three-year period based on our TSR over the award cycle, as compared to our peers.
•	Awards settled in stock, with cash dividends on RSUs being paid only upon RSUs that ultimately vest upon the achievement of performance goals.
•	Granted only to the NEOs and senior executives.

Time-Based RSUs:

•	Annual time-based RSU awards vest in equal amounts over four years, beginning on the first anniversary of the grant date. In certain cases, in connection with a promotional RSU grant or to aid in retention, the committee may designate that certain time-based RSU awards will vest in equal installments over two years, beginning on the third anniversary of the grant date.
•	Awards settled in stock, with dividends on RSUs held by our NEOs being paid in additional RSUs only upon RSUs that ultimately vest.
•	Granted to the NEOs, as well as to other eligible employees.

2019 Long-Term Equity Incentive Compensation Awards

For 2019, the committee discussed with Aon the most appropriate way to motivate and retain our executives. The committee believed it was important to continue to use RSU awards instead of stock options to better align the interests of our executives with our stockholders, to encourage executive retention and to conform to compensation practices in the REIT industry.

As a result of these discussions, the committee decided to structure long-term equity incentive compensation awards in 2019 as a combination of performance-based RSUs and time-based RSUs. The determination of the number of RSUs to award to each NEO was based on a number of factors including but not limited to corporate and individual performance, historical grants and competitive practices.

As a result of the determinations discussed above, on February 21, 2019, the committee made the following long-term incentive compensation awards to the NEOs:

	Performance- Based RSU Awards(1) (#)	Annual Time- Based RSU Awards(2) (#)
Mr. Reed	15,000	15,000
Mr. Fioravanti	5,000	5,000
Mr. Westbrook	2,500	2,500
Mr. Chaffin(3)	2,500	2,500
Mr. Lynn	2,500	2,500

(1)

Up to 150% of the performance-based RSUs listed above will vest on March 15, 2022 based on our TSR performance over the three-year award cycle (January 1, 2019 – December 31, 2021) relative to the median of the TSR performance of the 2019 Performance Peer Groups described below.

(2)	These RSUs vest ratably over four years, beginning on March 15, 2020.
(3)

Additionally, in connection with Mr. Chaffin’s promotion to the position of EVP & Chief Operating Officer on May 20, 2019, Mr. Chaffin was awarded an additional 4,000 time-based RSUs which vest 50% on May 20, 2022 and 50% on May 20, 2023.

2019 Performance-Based RSU Awards (2019-2021 Performance Period)

The amount of the performance-based RSUs which will ultimately vest on March 15, 2022 will be determined by comparing our TSR performance during the performance period (January 1, 2019 – December 31, 2021) relative to the median of the TSR performance of the following two peer groups (the “2019 Performance Peer Groups”), weighted equally: (1) our 2019 compensation peer group listed above;

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and (2) the following companies within the FTSE NAREIT Lodging Resorts Index:

Apple Hospitality REIT, Inc.	InnSuites Hospitality Trust
Ashford Hospitality Trust, Inc.	Park Hotels & Resorts, Inc.
Braemar Hotels & Resorts, Inc.	Pebblebrook Hotel Trust
Chatham Lodging Trust	RLJ Lodging Trust
Condor Hospitality Trust, Inc.	Sotherly Hotels, Inc.
DiamondRock Hospitality Co.	Summit Hotel Properties, Inc.
Hersha Hospitality Trust	Sunstone Hotel Investors, Inc.
Hospitality Properties Trust	Xenia Hotels & Resorts, Inc.
Host Hotels & Resorts, Inc.

The members of the peer group listed above were selected from among the FTSE NAREIT Lodging Resorts Index companies due to their relative enterprise value compared to the company and/or their relative TSR performance over a three year period.

This peer group was identical to the peer group we used in 2018, except for the removal of LaSalle Hotel Properties as a result of its merger with Pebblebrook Hotel Trust. In addition, Ashford Hospitality Prime has been renamed Braemar Hotels and Resorts, Inc.

Specifically, the awards will vest as follows:

Company TSR Performance	% of Award Vesting
Greater than 15 percentage points above the median TSR performance of the 2019 Performance Peer Groups	150%
Equal to the median TSR performance of the 2019 Performance Peer Groups	100%
15 percentage points below the median TSR performance of the 2019 Performance Peer Groups	50%
Greater than 15 percentage points below the median TSR performance of the 2019 Performance Peer Groups	0%

If the performance achieved falls in between the established performance goal levels, the percentage of the award earned by the NEO will be determined using straight-line interpolation and rounding to the nearest full share.

The awards also provide that if our TSR is negative, on an absolute basis, the committee may, in its discretion, reduce by 25% the number of awards ultimately vesting. In no event will the final value of the award exceed 500% of the fair market value of our common stock on the grant date of February 21,

2019. The committee believes that limiting the maximum value of the award ensures the NEOs are not disproportionally rewarded for performance.

The committee re-evaluates the 2019 Performance Peer Groups for each fiscal year to take into account changes to the composition of the 2019 Performance Peer Groups (i.e., corporate changes such as mergers or delistings), or to otherwise modify the terms of the award to take into account such other factors which the committee in its sole discretion has determined. The committee has not exercised this discretion in connection with the 2019 performance-based RSU awards except to reflect certain corporate changes in the peer group companies.

The committee believed the amount of these awards was appropriate given our compensation philosophy and objectives, specifically noting that achievement of greater than “target” level performance would have also resulted in higher than average TSR to our stockholders, as compared to our peers. In 2019, performance-based RSUs represented approximately 29% of our CEO’s total compensation package and (on average) approximately 20% of our other NEOs’ total compensation package (calculated in the manner described on page 33).

2019 Time-Based RSU Awards

The time-based RSUs granted to the NEOs reflected in the chart above vest ratably over four years, beginning on March 15, 2020. The committee believed the amount of the time-based RSU awards made to our NEOs was appropriate given our compensation philosophy and objectives, including the need to retain our executives. In 2019, time-based RSUs represented approximately 24% of our CEO’s total compensation package and (on average) approximately 22% of our other NEOs’ total compensation package (calculated in the manner described on page 33).

Vesting of 2017 Performance-Based RSU Awards in March 2020 (2017-2019 Performance Period)

In February 2017 we awarded performance-based RSUs to each NEO, which ultimately were to vest based on the company’s TSR performance over the 3-year award cycle (2017-2019), as compared to the TSR for the designated performance peer groups during the same performance period.

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Specifically, the awards were to vest as follows:

Company TSR Performance	% of Award Vesting
Greater than 15 percentage points above the median TSR performance of the 2017 Performance Peer Groups	150%
Equal to the median TSR performance of the 2017 Performance Peer Groups	100%
15 percentage points below the median TSR performance of the 2017 Performance Peer Groups	50%
Greater than 15 percentage points below the median TSR performance of the 2017 Performance Peer Groups	0%

Our TSR over the performance period, calculated pursuant to the terms of the performance-based RSU agreements, was approximately 55.7 percentage points above the median TSR performance of the designated performance peer groups.

As a result, the 2017 performance-based RSUs ultimately vested at the 150% level in March 2020 as follows:

2017 Performance- Based RSU Awards Vesting in March 2020 (#)
Colin Reed	28,217
Mark Fioravanti	8,720
Bennett Westbrook	4,359
Patrick Chaffin	3,668
Scott Lynn	3,668

Benefits and Perquisites

Our benefit programs are based upon an assessment of competitive market factors and a determination of what is needed to attract and retain qualified executives. Our primary benefits for executives include participation in our broad-based plans at the same cost as other employees. These plans include a tax qualified 401(k) savings plan (with matching contributions up to four percent of a participant’s pay), health and dental plans and various disability and life insurance plans. We also provide a limited amount of executive-level perquisites to our NEOs and other designated senior executives, including executive-level life disability and life insurance plans and a supplemental deferred compensation plan, or SUDCOMP.

Our directors, NEOs and other employees routinely use commercial air service for business travel, and we generally reimburse them only at the coach or business class rate.

We maintain a limited aircraft program to provide our executives with timely and cost-effective travel alternatives in connection with our business activities. We do not operate any aircraft, own or lease a hangar or employ pilots. Instead, we have purchased a fractional interest in an aircraft. We pay a fixed monthly fee, plus a variable charge for hours actually flown. Our directors, NEOs and other employees use this aircraft for selected business trips when commercial air service is unavailable or otherwise impractical, based on the availability and cost of commercial air service, the travel time involved, the number of employees traveling and the need for flexible travel arrangements. All travel under this program must be approved by our CEO.

Mr. Reed’s employment agreement provides that he is entitled to a limited amount of personal aircraft usage on an annual basis. We also make the aircraft available to our other executives for limited personal use, which is typically limited to permitting the executive’s spouse or other family member to accompany the executive on required business travel. We believe allowing limited personal use of our aircraft program serves to reduce our executives’ personal travel time and to increase the time they can conduct company business on our behalf.

For more information about this perquisite, and amounts reported as income in 2019 for each NEO, see the All Other Compensation table on page 48.

These executive-level perquisites represented approximately 2% of our CEO’s total compensation package and (on average) approximately 2% of our other NEOs’ total compensation package (calculated in the manner described on page 33).

When we recruited Mr. Reed to join our company in 2001, we agreed to pay Mr. Reed a retirement benefit pursuant to a Custom Mid-Career Supplemental Employee Retirement Plan, or SERP. This benefit, which is described in Other Compensation Information—Nonqualified Deferred Compensation below, was in the committee’s view essential to attracting Mr. Reed to employment with us and has also proved valuable in securing his extended employment. The company has fully satisfied its funding obligations under the SERP by previously paying, in total, $3.5 million to Mr. Reed’s SERP account (as described below), and the current balance in Mr. Reed’s SERP account in excess of such amount is attributable to investment gains and losses associated with the assets in the SERP account (currently shares of our common stock).

Other Compensation Information

Stock Ownership and Retention Guidelines

The committee has adopted stock ownership guidelines for our senior executives. These guidelines are designed to encourage our executives to have a meaningful equity ownership in our company, thereby linking their interests with those of our stockholders. These guidelines provide that within five years of becoming a senior executive, each executive must own (by way of shares owned directly or indirectly (including through our 401(k) plan) and shares represented by unvested time-based RSUs, but not including unexercised stock options or performance-based RSUs) common stock with a value of either five times (5x) base salary for Mr. Reed, three times (3x) base salary for the NEOs, and two times (2x) base salary for other executives subject to these guidelines. The guidelines also provide that if an executive is not currently in compliance with this guideline (regardless of the compliance grace period), the executive must retain 50% of the net shares (after satisfying any tax obligations and any required payments upon exercise) received upon vesting of RSUs or the exercise of stock options.

As of January 31, 2020 (the annual compliance date) all of the NEOs were in compliance with the guidelines, as follows:

	Required Ownership as of January 31, 2020(1)	Shares Owned
Colin Reed	58,803	1,386,699(2)
Mark Fioravanti	19,278	193,850(3)
Bennett Westbrook	14,459	28,429(3)
Patrick Chaffin	14,995	24,846(3)
Scott Lynn	12,762	16,558(3)

(1)

The number of shares required to be owned by an NEO is an amount equal to (i) the product obtained by multiplying the NEO’s base salary times the applicable multiple (5x for Mr. Reed and 3x for the other NEOs) divided by (ii) the closing market price of our common stock on January 31, 2020 ($85.03).

(2)	Includes 618,593 shares credited to Mr. Reed’s SERP and 47,635 shares of common stock issuable upon the vesting of time-based RSUs.
(3)	Includes the following number of shares of common stock issuable upon the vesting of time-based RSUs: Mr. Fioravanti: 15,513; Mr. Westbrook: 7,775; Mr. Chaffin: 10,087; and Mr. Lynn: 6,929.

Post-Termination Benefits

The committee believes that severance and change of control benefits assist in attracting and retaining qualified executives. The committee believes these benefits have proven particularly important in providing for continuity of management during the period following our REIT conversion and transition-related efforts. The levels of payments and benefits upon termination were set to be at a market-competitive level based upon each executive’s experience and level in the organization.

Mr. Reed, Mr. Fioravanti and Mr. Westbrook have employment agreements that provide for cash severance payments and certain other benefits if termination occurs without “cause” or if the executive leaves for “good reason” (as defined in their employment agreement). These agreements also provide for cash compensation and certain other benefits in the event of termination following a “change of control” of the company (i.e., a “double trigger”). Mr. Chaffin and Mr. Lynn have severance agreements that provide for cash compensation and certain other benefits only in the event of termination following a “change of control” of the company (i.e., a “double trigger”).

In addition, no tax gross-ups are provided in connection with any severance payments to our NEOs. Information regarding these payments, including a definition of key terms and the amount of benefits that would have been received by our NEOs had termination occurred on December 31, 2019, is found under Potential Payments on Termination or Change of Control on page 55.

Tax Deductibility Considerations

The committee’s policy is to consider the tax treatment of compensation paid to our executive officers with appropriate rewards for their performance. Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for their compensation in excess of $1.0 million paid to their chief executive officers and certain of their other executive officers. Prior to the enactment of the Tax Cuts and Jobs Act (“TCJA”), signed into law on December 22, 2017, this limitation did not apply to “qualified performance-based compensation” within the meaning of Section 162(m).

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As the result of the TCJA, the exception to the deduction limit of Section 162(m) for “qualified performance-based compensation” is not applicable to compensation paid after January 1, 2018 unless paid pursuant to any written binding contract (such as certain long-term equity incentive compensation awards) which was in effect on November 2, 2017. While the committee considers the tax treatment of compensation paid to our executive officers and the potential non-deductibility of compensation under Section 162(m), the committee also believes that the interests of our stockholders are best served if we retain discretion and flexibility in awarding compensation to our NEOs, even where the compensation paid under such programs may not be fully deductible (and the committee has approved and may continue to approve the payment of compensation that is outside of the deductibility limitations of Section 162(m)).

Because we qualify as a REIT for Federal income tax purposes, we expect to distribute at least 100% of our net taxable income each year and therefore will not pay Federal income tax on our REIT taxable income. As a result, based on the level of cash compensation paid to our executive officers, we do not expect that any loss of a Federal income tax deduction as a result of Section 162(m) would materially impact our income tax liability. The committee will continue to monitor the tax and other consequences of our executive compensation programs as part of its primary objective of ensuring that compensation paid to our executives is reasonable, performance-based and consistent with our goals.

Equity Grant Practices

Our omnibus incentive plan allows the committee to grant various types of equity awards to any eligible employee, including the NEOs. Annual equity awards to executives are approved by the committee and occur on the date of our first quarterly committee meeting of each year. Consistent with the terms of our omnibus incentive plan, the committee has also delegated to the CEO the authority to make limited equity grants to new members of our management team, which are then ratified by the committee. These awards are granted pursuant to a formula based on a specified dollar amount, with the number of shares for each RSU award determined by dividing the dollar amount by the closing market price of our stock on the date immediately prior to the grant date. Annual RSU awards for directors are approved by the committee and are granted on the date the director is elected to the Board. These awards are granted pursuant to a formula based on a specified dollar amount, with the number of shares for each RSU grant determined by dividing the dollar amount by the closing market price of our stock on the date immediately prior to the grant date.

Role of the Human Resources Committee and Management

The committee awards compensation to our NEOs and other executives consistent with our philosophy that compensation paid to our executives be fair, reasonable and competitive. The committee establishes and monitors compliance with our compensation philosophy, and the committee also oversees the development and administration of our compensation programs. Our management is responsible for the administration of our compensation programs once approved by the committee.

The committee makes all compensation decisions with respect to our NEOs, which are ratified by our Board. Our CEO annually reviews the performance of, and provides compensation recommendations for, each NEO (other than the CEO). In the case of the CEO, the CEO provides the committee with a self-assessment of his performance. The committee then reviews these items and discusses and approves compensation for each NEO based on the considerations previously discussed.

For a complete description of the committee’s members and its responsibilities, as well as information regarding the authority of our CEO to make limited equity grants to new members of our management team, see Committees of the Board on page 18. You may also view the committee’s charter on our website at www.rymanhp.com (under “Corporate Governance” on the Investor Relations page).

Role of the Compensation Consultant

The committee has retained Aon as its outside compensation consultant since 2013. During 2019, Aon regularly attended committee meetings and reported directly to the committee on matters relating

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to compensation for our executives. During 2019 the committee requested that Aon:

•	Analyze the compensation for our NEOs and other executives and assess how target and actual short-term incentive compensation aligned with our compensation philosophy and objectives.
•	Develop recommendations for the committee on the size and structure of long-term incentive compensation awards.
•	Assist the committee in the review of this proxy statement and this Compensation Discussion and Analysis.
•	Provide the committee with ongoing advice and counsel on market compensation practices, trends and legal and regulatory changes and their impact on our compensation programs.

Advisory Vote on Executive Compensation

At our annual meeting in May 2019, we held a stockholder advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote. In our say-on-pay vote, approximately 91.9% of the stockholder votes, excluding broker non-votes, were cast in favor of the say-on-pay resolution. As the committee reviewed our compensation practices, it was mindful of the level of support our stockholders had previously expressed for our compensation programs, including our “pay for performance” philosophy and emphasis on variable compensation. The committee intends to continue to consider the outcome of future advisory say-on-pay votes when making executive compensation decisions.

2020 NEO Compensation

At its February 19, 2020 meeting (which took place prior to the designation of COVID-19 as a pandemic), the committee reviewed and approved the compensation to be paid to the NEOs for 2020, in light of our compensation philosophy.

Base Salary

Following a review of current compensation levels at the company and at peer companies, the committee determined that the following adjustments to base salary were necessary to maintain a market-competitive level of compensation for the NEOs in 2020:

	2020 Base Salary ($)	% Increase from 2019 Base Salary
Colin Reed	1,100,000	10.0%
Mark Fioravanti	600,000	9.8%
Bennett Westbrook	440,000	7.4%
Patrick Chaffin	475,000	11.8%
Scott Lynn	400,000	10.6%

In March 2020 the NEOs voluntarily elected to defer these increases to base salary as a result of the COVID-19 pandemic and its related impact on our business operations for a to-be-determined period of time during the COVID-19 pandemic. In addition, in March 2020 Mr. Reed also elected to reduce his base salary by 50% for a to-be-determined period of time during the COVID-19 pandemic.

Short-Term Cash Incentive Compensation

The committee also established criteria for short-term cash incentive compensation pursuant to our omnibus incentive plan. The committee determined that each NEO will have the opportunity to earn the following percentage of his base salary based on the achievement of designated financial goals established under the incentive compensation plan, based on Further Adjusted AFFO (and, in the case of Mr. Reed, designated strategic objectives) established by the committee, at the following threshold, target and stretch levels:

	Threshold Level	Target Level	Stretch Level
Colin Reed	75%	150%	300%
Mark Fioravanti	62.5%	125%	250%
Bennett Westbrook	50%	100%	200%
Patrick Chaffin	50%	100%	200%
Scott Lynn	50%	100%	200%

These percentages were unchanged from 2019.

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In choosing the Further Adjusted AFFO “target” performance goal for 2020 at its February 19, 2020 meeting the committee considered the general economic climate then expected in 2020, the expected conditions in the hospitality industry and our expected financial performance, including our guidance for 2020, as reflected in our earnings release issued in the first quarter of 2020. In setting these goals, the committee attempted to set performance goals to ensure that the relative level of difficulty of achieving these levels was consistent with prior years.

In establishing these targets for 2020, the committee made a determination that it will have the discretion to adjust AFFO for the year to exclude losses or expense, or income or gain, related to certain unusual, infrequently occurring or other specified events as set forth in our omnibus incentive plan. In addition, under the terms of our omnibus incentive plan, the committee may exercise negative discretion in determining the final amounts of the short-term cash incentive awards payable at any given level of performance to ensure that such awards accurately reflect our actual performance. The committee also has retained the discretion to lower the amount of, or not award, annual cash incentive compensation otherwise payable to an executive under the plan for 2020 if the executive does not attain a minimum-level annual performance rating under the company’s employee evaluation program, which is a prerequisite to receiving cash incentive compensation under the plan.

At this time, the committee has made no decisions with respect to the impact of the COVID-19 pandemic upon the company’s short-term cash incentive compensation program for 2020.

Long-Term Equity Incentive Compensation

The committee also made the following long-term equity incentive compensation awards to the NEOs:

	Performance- Based RSU Awards(1) (#)	Time- Based RSU Awards(2) (#)
Colin Reed	16,811	18,571
Mark Fioravanti	8,000	8,000
Bennett Westbrook	3,500	3,500
Patrick Chaffin	3,500	3,500
Scott Lynn	3,500	3,500

(1)

Up to 150% of the performance-based RSUs listed above will vest on March 15, 2023 based on our TSR performance over the three-year award cycle (January 1, 2020 – December 31, 2022) relative to the median of the TSR performance of the designated performance peer groups for such awards.

(2)	The time-based RSUs vest ratably over four years, beginning March 15, 2021.

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Human Resources Committee Report

The following report of the Human Resources Committee does not constitute soliciting material and should not be deemed incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report herein.

The Human Resources Committee (which functions as our compensation committee), comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the company’s management. Based on its review and these discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in these proxy materials.

Human Resources Committee:

Patrick Moore, Chairman

Robert Prather

Michael Roth

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Executive Compensation

The Summary Compensation Table below shows compensation information about our principal executive officer, our principal financial officer and the three other most highly compensated executive officers as of December 31, 2019 other than our principal executive officer and principal financial officer. As required by SEC rules, the compensation amounts listed below include non-cash items such as the grant date fair value of equity awards (some of which are performance-based and may or may not ultimately be earned).

2019 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary(1) ($) (c)	Bonus(2) ($) (d)	Stock Awards(3) ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compen- sation(4) ($) (g)	Change in Pension Value and Nonqual- ified Deferred Compen- sation Earnings ($) (h)	All Other Compen- sation(5) ($) (i)	Total ($) (j)
Colin Reed Chairman & Chief Executive Officer	2019	982,857	181,312	2,819,700	-	2,118,688	-	89,051	6,191,608
	2018	925,165	149,963	2,478,521	-	1,350,037	-	89,014	4,992,700
	2017	907,830	250,000	2,565,253	-	1,998,831	-	103,104	5,825,018
Mark Fioravanti President & Chief Financial Officer	2019	542,851	125,774	939,900	-	974,226	-	41,339	2,624,090
	2018	527,049	44,635	789,659	-	635,265	-	42,293	2,038,901
	2017	511,676	-	792,722	-	937,480	-	39,857	2,281,735
Bennett Westbrook EVP & Chief Development Officer	2019	407,172	40,464	469,950	-	584,536	-	34,551	1,536,673
	2018	395,296	28,841	394,829	-	381,159	-	33,722	1,233,847
	2017	383,792	-	396,293	-	562,488	-	31,318	1,373,891
Patrick Chaffin EVP & Chief Operating Officer	2019	393,055	58,092	811,510	-	566,908	-	30,740	1,860,305
	2018	332,632	49,284	332,211	-	320,716	-	19,109	1,053,952
	2017	319,368	-	333,475	-	468,426	-	19,624	1,140,893
Scott Lynn EVP & General Counsel	2019	357,863	36,032	469,950	-	513,968	-	17,630	1,395,443
	2018	340,132	26,868	341,837	-	328,132	-	17,405	1,054,374
	2017	319,368	-	333,475	-	468,426	-	21,401	1,142,670

(1)

Amounts shown are not reduced to reflect the NEO’s contributions to our 401(k) plan or elections to defer receipt of salary under our SUDCOMP plan. Amounts shown are the amounts actually paid to the NEO during the year and reflect, to the extent applicable, any changes in the base salary during the year.

(2)

Represents an additional cash bonus award paid to the NEO in recognition of their contributions to the company’s operating and financial performance for the applicable fiscal year as described in the Compensation Discussion and Analysis above. Cash incentive compensation paid to each NEO pursuant to our short-term cash incentive compensation plan is reflected in the column above entitled Non-Equity Incentive Plan Compensation.
(3)

Represents a non-cash amount equal to the grant date fair value of the time-based RSU awards and performance-based RSU awards granted to the NEO, determined in accordance with FASB ASC Topic 718, disregarding for this purpose estimated forfeitures.

See Note 8 to our consolidated financial statements for the three years ended December 31, 2019, included in

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our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 25, 2020, for the assumptions made in determining grant date fair value. The maximum dollar value of the performance-based RSU awards granted in 2019 (based on the grant-date fair value and assuming vesting at the stretch (150% performance level) are as follows: Mr. Reed: $2,290,725; Mr. Fioravanti: $763,575; Mr. Westbrook: $381,788; Mr. Chaffin: $381,788; and Mr. Lynn: $381,788.
(4)	Represents amounts paid under our short-term cash incentive compensation plan.
(5)	The table below lists the components of the All Other Compensation amount for each NEO listed above:

Name	Company Match to 401(k) Plan ($)(a)	Company Match to SUDCOMP Plan ($)(b)	Group Term Life ($)(c)	Executive LTD ($)(d)	Other ($)(e)	Total ($)
Colin Reed	11,200	32,485	25,655	3,629	16,082	89,051
Mark Fioravanti	11,200	17,709	7,920	3,918	592	41,339
Bennett Westbrook	11,200	13,252	4,360	3,139	2,600	34,551
Patrick Chaffin	11,200	13,159	3,129	2,660	592	30,740
Scott Lynn	11,200	-	3,105	2,733	592	17,630

(a)	We make matching contributions to the 401(k) plan accounts of the NEOs as described in Compensation Discussion and Analysis above.
(b)

We make matching contributions to the SUDCOMP accounts of the NEOs as described in Nonqualified Deferred Compensation below. Does not include company matching amounts for SUDCOMP deferrals with respect to 2018 short-term cash incentive plan payments made in 2019.

(c)	Represents the cost associated with the executive group term life insurance not made available generally to other employees.
(d)	Represents the cost associated with the executive long term disability insurance not made available generally to other employees.
(e)

Represents, for Mr. Reed, Mr. Fioravanti, Mr. Chaffin and Mr. Lynn, personal usage of aircraft. Represents, for Mr. Westbrook, physical examination fees. For purposes of reporting the value of personal usage of aircraft in this table, we use the incremental cost of such personal usage, calculated by estimating the direct variable operating cost of the aircraft on a per mile basis. These costs include the cost of fuel, maintenance, landing and parking fees, crew travel expenses and supplies. For trips by NEOs that involved mixed personal and business usage, we include the incremental cost of such personal usage (i.e., the excess of the cost of the actual trip over the cost of a hypothetical trip without the personal usage). NEOs do not receive tax gross-ups for any imputed income related to personal use of aircraft.

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2019 Grants of Plan-Based Awards

The table below shows information about (1) the threshold, target and stretch (i.e., maximum) level of annual cash incentive awards for our NEOs for performance during 2019, and (2) RSU awards granted to our NEOs during 2019 under our long-term equity incentive compensation plan.

2019 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)(i)	Grant Date Fair Value of Stock Awards(4) ($)(j)
Name (a)	Grant Date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Colin Reed		737,019	1,474,038	2,948,077	-	-	-	-	-
	2/21/19	-	-	-	7,500	15,000	22,500	-	1,527,150
	2/21/19	-	-	-	-	-	-	15,000	1,292,550
Mark Fioravanti		339,199	678,399	1,356,798				-	-
	2/21/19	-	-	-	2.500	5,000	7,500	-	509,050
	2/21/19	-	-	-	-	-	-	5,000	430,850
Bennett Westbrook		203,520	407,039	814,079	-	-	-	-	-
	2/21/19	-	-	-	1,250	2,500	3,750	-	254,525
	2/21/19	-	-	-	-	-	-	2,500	215,425
Patrick Chaffin		196,462	392,923	785,846	-	-	-	-	-
	2/21/19	-	-	-	1,250	2,500	3,750	-	254,525
	2/21/19	-	-	-	-	-	-	2,500	215,425
	5/20/19	-	-	-	-	-	-	4,000	341,560
Scott Lynn		178,865	357,731	715,462	-	-	-	-	-
	2/21/19	-	-	-	1,250	2,500	3,750	-	254,525
	2/21/19	-	-	-	-	-	-	2,500	215,425

(1)

Represents threshold, target and stretch performance goal achievement payout levels established under our annual short-term cash incentive plan for 2019 performance. See the Non-Equity Incentive Plan Compensation column of the 2019 Summary Compensation Table above for the amount actually paid to each NEO for 2019 performance.

(2)

Consists of performance-based RSUs awarded under our long-term equity incentive compensation plan. Each RSU is equivalent to one share of our common stock on the date of grant. The RSUs are earned for achieving specified calculated TSR targets over a three-year performance period beginning January 1, 2019 and ending December 31, 2021. See Compensation Discussion and Analysis—2019 Compensation Decisions—Long-Term Equity Incentive Compensation for a discussion of the terms of these RSUs.

(3)

Consists of time-based RSUs awarded under our long-term equity incentive compensation plan. Each RSU is equivalent to one share of common stock on the date of grant. Except with respect to the May 20, 2019 RSU grant to Mr. Chaffin (which vests 50% on each of the third and fourth anniversaries of the grant date), the RSUs reflected in the chart above vest 25% on each of the first through fourth anniversaries of the grant date.

(4)

Grant date fair value of the RSU awards to the NEOs is determined in accordance with FASB ASC Topic 718, disregarding for this purpose estimated forfeitures. See Note 8 to our consolidated financial statements for the three years ended December 31, 2019, included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 25, 2020, for the assumptions made in determining grant date fair value.

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Outstanding Equity Awards at 2019 Fiscal Year End

The table below shows information about the outstanding equity awards held by our NEOs as of December 31, 2019.

Outstanding Equity Awards at 2019 Fiscal Year End Table

	Option Awards				Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#)(b)	Number of Securities Underlying Unexercised Options Unexercisable (#)(c)	Option Exercise Price ($)(d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested(1) (#)(f)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)(g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)(h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)(i)
Colin Reed	-	-	-	-	47,148	4,085,846	-	-
	-	-	-	-	-	-	60,040	5,203,066
Mark Fioravanti	-	-	-	-	15,356	1,330,751	-	-
	-	-	-	-	-	-	19,080	1,653,473
Bennett Westbrook	-	-	-	-	8,714	755,155	-	-
	-	-	-	-	-	-	9,539	826,650
Patrick Chaffin	-	-	-	-	10,893	943,987	-	-
	-	-	-	-	-	-	8,423	729,937
Scott Lynn	-	-	-	-	6,860	594,488	-	-
	-	-	-	-	-	-	8,488	735,570

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(1)

The following table provides information as of December 31, 2019 with respect to the vesting of each NEO’s outstanding time-based RSUs (including additional RSUs accrued with respect to dividends paid):

Grant Date	Vesting Date	Colin Reed	Mark Fioravanti	Bennett Westbrook	Patrick Chaffin	Scott Lynn
2/24/2016	3/15/2020	6,502	2,291	1,016	908	908
2/22/2017	3/15/2020	5,319	1,640	818	687	687
2/21/2018	3/15/2020	4,836	1,540	769	647	665
2/21/2019	3/15/2020	3,875	1,292	646	646	646
6/27/2016	6/27/2020	-	-	1,172	-	-
2/22/2017	3/15/2021	5,319	1,639	818	687	687
2/21/2018	3/15/2021	4,836	1,540	769	647	665
2/21/2019	3/15/2021	3,875	1,292	646	646	646
2/21/2018	3/15/2022	4,836	1,540	769	646	665
2/21/2019	3/15/2022	3,875	1,291	646	646	646
5/20/2019	5/20/2022	-	-	-	2,044	-
2/21/2019	3/15/2023	3,875	1,291	645	645	645
5/20/2019	5/20/2023	-	-	-	2,044	-

(2)	Market value was determined based on the December 31, 2019 NYSE closing price of our common stock ($86.66).
(3)	The following table provides information with respect to the vesting of the performance-based RSUs granted to each NEO:

Grant Date	Vesting Date	Colin Reed	Mark Fioravanti	Bennett Westbrook	Patrick Chaffin	Scott Lynn
2/22/2017(a)	3/15/2020	28,217	8,720	4,359	3,668	3,668
2/21/2018(b)	3/15/2021	16,823	5,360	2,680	2,255	2,320
2/21/2019(b)	3/15/2022	15,000	5,000	2,500	2,500	2,500

(a)

The number of shares listed above with respect to the February 22, 2017 performance-based RSU grant assume vesting at the stretch (150%) performance level. The RSUs ultimately vested at this payout level based on our achievement of TSR over the applicable performance period, as determined by the Human Resources Committee. See Compensation Discussion and Analysis—2019 Compensation Decisions—Long-Term Equity Incentive Compensation for a discussion of the terms of these RSUs.

(b)

The number of RSUs listed above with respect to the February 21, 2018 grant assume vesting at the target (100%) performance level, and the number of RSUs listed above with respect to the February 21, 2019 grant assume vesting at the target (100%) performance level, in each case taking into account performance to date with respect to the performance metrics under the award agreement. Each RSU is equivalent to one share of our common stock on the date of grant. The RSUs are earned for achieving specified calculated TSR targets over a three-year performance period (a period from January 1, 2018 to December 31, 2020 for the February 21, 2018 awards; and a period from January 1, 2019 to December 31, 2021 for the February 21, 2019 awards). See Compensation Discussion and Analysis—2019 Compensation Decisions—Long-Term Equity Incentive Compensation for a discussion of the terms of these RSUs.

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2019 Option Exercises and Stock Vested

The table below shows information about the exercise of stock options by the NEOs and the vesting of the NEOs’ RSU awards in 2019.

2019 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired Upon Exercise (#)(b)	Value Realized Upon Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting(1) ($)(e)
Colin Reed	-	-	57,324	4,745,854
Mark Fioravanti	-	-	25,051	2,073,972
Bennett Westbrook	-	-	10,208	840,067
Patrick Chaffin	-	-	8,549	707,772
Scott Lynn	-	-	8,520	705,371

(1)	Equal to the number of shares of common stock issued upon vesting of RSUs multiplied by the closing market price of our common stock on the NYSE on the day prior to the vesting date.

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Other Compensation Information

Pension Benefits

No NEOs participate in our frozen defined benefit plan.

Nonqualified Deferred Compensation

Supplemental Deferred Compensation

Our supplemental deferred compensation plan, or SUDCOMP, is a nonqualified plan that allows eligible participants, including NEOs (whose ability to contribute amounts to our 401(k) plan may be limited by IRS regulations), to defer up to 40% of their base salary, less amounts deferred under our 401(k) plan, and up to 100% of their short-term cash incentive compensation. We contribute one dollar for each dollar contributed by the participant, up to four percent of the participant’s contributions (less matching amounts under our 401(k) plan).

Participants elect hypothetical investment options mirroring the funds in our 401(k) plan, with the exception of company stock. Participants can change their investment selections on a daily basis in the same manner as the 401(k) plan. Deferred amounts are credited with earnings or losses based on the rate of return of the investment options selected by the participant. When participants elect to defer amounts into the SUDCOMP, they also select when the amounts will be distributed to them. Distributions may either be made in a specific year (whether or not employment has then ended) or at a time that begins at or after termination of employment. Distributions can be made in a lump sum or up to 15 annual installments. However, after a participant’s employment ends, his or her account balance is automatically distributed in a lump sum (without regard to his or her election) if the balance is $10,000 or less.

Supplemental Executive Retirement Plan

When we recruited Mr. Reed to join us in 2001, we agreed to establish a supplemental executive retirement plan, or SERP, for Mr. Reed with an initial retirement benefit of $2.5 million. We believed at the time (and continue to believe) that the SERP was a material factor in Mr. Reed’s agreement to give up benefits at his former employer and to begin working for us. We believe that the SERP benefit was necessary to attract and retain a highly qualified executive such as Mr. Reed. Mr. Reed’s April 23, 2001 employment agreement with us established the SERP, which fully vested on April 23, 2005.

In 2004, as part of an amendment to Mr. Reed’s employment agreement extending his employment term, we agreed to adjust the initial SERP benefit for hypothetical investment earnings or losses, based on the performance of one or more mutual funds selected by Mr. Reed. At that time, we also agreed to pay Mr. Reed an additional retirement benefit under the SERP of $1.0 million, as adjusted beginning April 23, 2005 for hypothetical investment earnings or losses, based on the performance of one or more mutual funds selected by Mr. Reed. This additional SERP benefit fully vested on May 1, 2010. Mr. Reed is entitled to receive all of his SERP benefit upon any termination of employment. Mr. Reed has elected to receive his SERP benefits, as adjusted, in the form of one lump sum payment.

On February 4, 2008, we entered into a new employment agreement with Mr. Reed which did not modify the terms of the SERP. On December 18, 2008, we amended Mr. Reed’s employment agreement to allow him to make an irrevocable election to invest his SERP benefit in our common stock. We established an independent rabbi trust and transferred cash in an amount equal to the then-current balance of the SERP benefit, and the independent trustee of the rabbi trust purchased shares of our common stock in the open market.

Mr. Reed is now only entitled to a distribution of our stock and any accrued cash dividends held by the rabbi trust in satisfaction of his SERP benefit. We believe that the ownership of shares of common stock by the rabbi trust and the distribution of those shares and any accrued cash dividends to Mr. Reed in satisfaction of his SERP benefit meets requirements

2020 NOTICE OF MEETING AND PROXY STATEMENT

necessary so that we will not recognize any increase or decrease in expense as a result of subsequent changes in the value of our common stock. The terms of the rabbi trust provide that, to the extent that the shares owned by the rabbi trust are entitled to vote on any matter, the rabbi trustee will be entitled to vote such shares.

2019 Nonqualified Deferred Compensation Table

The table below shows each NEO’s salary deferrals, company matching obligations, earnings and account balances in the SUDCOMP (and, in the case of Mr. Reed, his SERP), as of December 31, 2019.

Name (a)	Plan (b)		Executive Contributions in Last FY(1) ($)(c)	Registrant Contributions in Last FY ($)(d)	Aggregate Earnings (Losses) in Last FY(2) ($)(e)		Aggregate Withdrawals/ Distributions in Last FY ($)(f)	Aggregate Balance at Last FYE(3) ($)(g)
Colin Reed	SUDCOMP		280,432	32,485	2,670,784		-	23,061,874
Colin Reed	SERP	(4)	-	-	14,102,937	(5)	-	53,615,957	(6)
Mark Fioravanti	SUDCOMP		23,597	17,709	339,687		-	1,600,441
Bennett Westbrook	SUDCOMP		52,421	13,252	221,868		-	1,195,984
Patrick Chaffin	SUDCOMP		22,136	13,159	54,843		-	307,708
Scott Lynn	SUDCOMP		-	-	53,891		-	280,840

(1)

Amounts in this column are reported as compensation in the 2019 Summary Compensation Table above. Amounts in this column do not include deferrals of cash incentive compensation amounts with respect to the 2018 fiscal year paid in 2019 (in the case of Mr. Fioravanti, $25,411) or company matching amounts with respect to such deferral (in the case of Mr. Fioravanti, $18,146).

(2)	None of the amounts in this column are included as compensation in the 2019 Summary Compensation Table above because above-market or preferential earnings are not available.
(3)

Of the amounts listed in this column with respect to the SUDCOMP, the following amounts have been reported as compensation in the 2019 Summary Compensation Table above or previous years (or would have been reported if the NEO had been included in our proxy statement in those years): Mr. Reed: $9,083,749; Mr. Fioravanti: $552,498; Mr. Westbrook: $472,054; Mr. Chaffin: $111,547; and Mr. Lynn: $131,180. With respect to Mr. Reed’s SERP, no amounts have been reported as compensation in the Summary Compensation Table for 2019 or previous years.

(4)	We have summarized the SERP benefit using the disclosure format prescribed by the SEC for nonqualified deferred compensation (under Item 402(i) of SEC Regulation S-K) rather than pension benefits due to the fact that this SERP benefit more closely resembles a “defined contribution” award than a “defined benefit” award. This determination was based on the fact that the value of the SERP benefit in 2019 was based solely on the amounts previously contributed.
(5)

Represents the change in market value of our common stock from December 31, 2018 to December 31, 2019, plus the reinvestment of cash dividends received on the shares of common stock held in the SERP. This amount has not been reported as compensation in the Summary Compensation Table for 2019 or previous years since above-market or preferential returns are not available with respect to the SERP.

(6)

Represents the value of both the initial SERP benefit and the additional SERP benefit as of December 31, 2019, which is calculated by multiplying the 618,593 shares of our common stock held by the rabbi trust on such date by the December 31, 2019 NYSE closing price of our common stock ($86.66), plus accrued cash.

2020 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments on Termination or Change of Control

Employment and Severance Agreements

Mr. Reed, Mr. Fioravanti and Mr. Westbrook each have employment agreements with us, originally entered into in February 2008, with an initial two-year term and automatically renewing two-year terms (unless either party provides notice of non-renewal). Mr. Reed’s employment agreement was amended in December 2008 and September 2010. Mr. Fioravanti’s employment agreement was amended in February 2010 and September 2010. Mr. Westbrook’s employment agreement was amended in September 2010. In November 2012, Mr. Reed’s, Mr. Fioravanti’s and Mr. Westbrook’s employment agreements were amended in connection with our REIT restructuring. Mr. Fioravanti’s employment agreement was amended in March 2015. Mr. Westbrook’s employment agreement was amended in July 2016. Mr. Reed’s, Mr. Fioravanti’s and Mr. Westbrook’s employment agreements, together with each of their equity incentive award agreements and the terms of our incentive and other benefit plans, provide for cash payments and other benefits in connection with their termination of employment in various circumstances, including in the event of a Change of Control (as defined below). Payment of these amounts generally is conditioned upon compliance with the other provisions of the agreement, which include confidentiality obligations and nonsolicitation and noncompetition provisions.

Mr. Chaffin and Mr. Lynn each have restated severance agreements with us, entered into in February 2018 (replacing severance agreements entered into in October 2010 and February 2013, respectively), with a one-year term and automatic renewals of one year following the initial term (unless either party provides notice of non-renewal). The severance agreements provide for cash payments and other benefits only in connection with Mr. Chaffin’s and Mr. Lynn’s termination of employment in the event of a Change of Control. Payment of these amounts generally is conditioned upon compliance with the other provisions of the severance agreement, which include confidentiality obligations. In addition, Mr. Chaffin’s and Mr. Lynn’s equity incentive award agreements, and the terms of our incentive and other benefit plans, provide for other benefits in connection with their termination of employment in various circumstances, including in the event of a Change of Control.

2020 NOTICE OF MEETING AND PROXY STATEMENT

Description of Potential Payments on Termination or Change of Control

The discussion below outlines our obligations to our NEOs upon a termination or Change of Control. Except as otherwise noted, the discussion applies to each NEO.

Payments Made on Any Termination of Employment

Regardless of the manner in which an NEO’s employment with us is terminated, the NEO would be entitled to receive amounts which have been earned by the NEO pursuant to the terms of our incentive and other benefit plans(1).

Payments Made on Termination With Cause or Resignation Without Good Reason

Mr. Reed’s, Mr. Fioravanti’s and Mr. Westbrook’s employment agreements each provide that if the executive is terminated for Cause(2) or if he resigned without Good Reason(3) he would not be entitled to receive any payments (other than as listed under Payments Made on Any Termination of Employment).

(1)

These amounts consist of: (1) accrued but unpaid base salary through the date of termination; (2) any unpaid portion of any annual short-term cash incentive compensation bonus for prior calendar years; (3) accrued but unpaid vacation pay, unreimbursed employment-related expenses and other benefits owed to the NEO under our general employee benefit plans or policies; (4) all vested 401(k) plan and SUDCOMP account balances; and (5) in the case of Mr. Reed, his SERP benefit.

(2)

Under Mr. Reed’s, Mr. Fioravanti’s and Mr. Westbrook’s employment agreements, the term “Cause” is defined as: fraud, self-dealing, embezzlement or dishonesty in the course of employment, or any conviction of a crime involving moral turpitude; a failure to comply with any valid or legal company directive, or any material uncured breach of obligations under the employment agreement; or the executive’s failure to adequately perform his responsibilities, as demonstrated by objective and verifiable evidence showing that the business operations under his control have been materially harmed as a result of gross negligence or willful misconduct.

(3)

Under Mr. Reed’s, Mr. Fioravanti’s and Mr. Westbrook’s employment agreements, the term “Good Reason” is defined as: any adverse change in the executive’s position or title (whether or not approved by our Board), any assignment over the executive’s reasonable objection to any duties materially inconsistent with his current status or a substantial adverse alteration in the nature of his responsibilities; a reduction in the executive’s annual base salary; a failure to pay any portion of the executive’s current compensation, or a failure to continue in effect any material compensatory plan (or equivalent) in which the executive may participate; permanent relocation of the executive’s principal place of employment to a location other than our corporate headquarters; a failure to provide, or a material reduction of, any insurance, retirement savings plan or other employee benefits package substantially similar to those enjoyed by other senior executives in which the executive is entitled to participate; or a material uncured breach of the company’s obligations under the executive’s employment agreement (or the company’s failure to renew it).

2020 NOTICE OF MEETING AND PROXY STATEMENT

Payments Made on Death or Disability

Mr. Reed’s, Mr. Fioravanti’s and Mr. Westbrook’s employment agreements, together with their equity incentive award agreements and the terms of our incentive and other benefit plans, provide for the following payments and other benefits (in addition to payments under our disability or life insurance plans) if the executive dies or becomes “permanently disabled” (defined as a physical or mental incapacity rendering him unable to perform job duties for 90 consecutive days or for a total of 180 days in any 12 month period):

• all amounts under Payments Made on Any Termination of Employment above;
• a pro rata portion of his annual short-term cash incentive compensation in the year of termination;
• the immediate vesting of all time-based RSUs;

•   for all performance-based RSUs, a pro rata (based on length of service during the performance period) portion of the awards actually vesting to the extent of satisfaction of the applicable performance criteria;

• the accelerated vesting of all outstanding stock option awards (with an exercise period ending on the option expiration date); and

•   in the case of Mr. Reed, continuation of health care coverage at employee rates for Mr. Reed and his spouse until the earlier of their election to terminate coverage (or their non-payment of premiums), their death or until we stop providing health care coverage to our employees.

In the event of Mr. Chaffin’s or Mr. Lynn’s death or permanent disability, the executive would be entitled, under the terms of his equity incentive award agreements and the terms of our incentive and other benefit plans, to the following (in addition to payments under our disability or life insurance plans):

• all amounts under Payments Made on Any Termination of Employment above;
• the immediate vesting of all time-based RSUs;

•   for all performance-based RSUs, a pro rata (based on length of service during the performance period) portion of the awards actually vesting to the extent of satisfaction of the applicable performance criteria; and

• the accelerated vesting of all outstanding stock option awards (with an exercise period ending on the option expiration date).

Payments Made on Termination Without Cause or Resignation for Good Reason (Other Than Following a Change of Control)

Mr. Reed’s, Mr. Fioravanti’s and Mr. Westbrook’s employment agreements, together with their equity incentive award agreements and the terms of our incentive and other benefit plans, provide for the following payments and other benefits if the executive is terminated without Cause (or resigned for Good Reason), other than following a Change of Control:

• all amounts under Payments Made on Any Termination of Employment above;
• the following severance payment:

Mr. Reed	Mr. Fioravanti & Mr. Westbrook

2x base salary plus 2x last year’s annual short-term cash incentive compensation	1x base salary plus 1x last year’s annual short-term cash incentive compensation

• in the case of Mr. Fioravanti and Mr. Westbrook, a pro rata portion of his annual cash bonus in the year of termination;
• immediate vesting of RSUs as follows (in the case of performance-based RSUs, to the extent of the satisfaction of applicable performance criteria):

Mr. Reed	Mr. Fioravanti & Mr. Westbrook

all awards scheduled to vest within 2 years of termination	all awards scheduled to vest within 1 year of termination

• the accelerated vesting of the following stock option awards:

Mr. Reed	Mr. Fioravanti & Mr. Westbrook

all unvested stock options scheduled to vest within 2 years of termination	all unvested stock options scheduled to vest within 1 year of termination

Mr. Reed would have 2 years from termination to exercise the awards, while Mr. Fioravanti and Mr. Westbrook would have 1 year from termination to exercise the awards; and

•   in the case of Mr. Reed, continuation of health care coverage at employee rates for Mr. Reed and his spouse until the earlier of their election to terminate coverage (or their non-payment of premiums), their death or until we stop providing health care coverage to our employees.

2020 NOTICE OF MEETING AND PROXY STATEMENT

Payments Made on Termination Without Cause or Resignation for Good Reason Following a Change of Control

Mr. Reed’s, Mr. Fioravanti’s and Mr. Westbrook’s employment agreements (and Mr. Chaffin’s and Mr. Lynn’s severance agreements), together with their equity incentive award agreements and the terms of our incentive and other benefit plans, provide for payments and other benefits in the event of a termination in a designated period(3) following a “Change of Control”. With respect to the employment agreements with Mr. Reed, Mr. Fioravanti and Mr. Westbrook (and the severance agreements with Mr. Chaffin and Mr. Lynn), a “Change of Control” is deemed to occur if:

•	any person, other than us, our benefit plan or our designated affiliates, becomes the beneficial owner of 35% or more of our outstanding voting stock;
•	a majority of the incumbent members of our Board cease to serve on our Board without the consent of the incumbent Board;
•	following a merger, tender or exchange offer, other business combination or contested election, the holders of our stock prior to the transaction hold less than a majority of the combined voting power of the combined entity; or
•	we sell all or substantially all of our assets.

If any of our NEOs were terminated without Cause(4) (or resigned for Good Reason(5)) following a Change of Control within the designated period, the executive would be entitled to receive:

• all amounts under Payments Made on Any Termination of Employment above;

• the following severance payment:
Mr. Reed, Mr. Fioravanti & Mr. Westbrook	Mr. Chaffin & Mr. Lynn

3x base salary plus 3x highest short-term cash incentive compensation in last 3 years	2x base salary plus 2x last year’s annual short-term cash incentive compensation
• immediate vesting of all RSUs, with performance-based RSUs vesting at the target level;
• the accelerated vesting of all outstanding stock option awards. Each NEO would have 2 years from termination to exercise the awards;

•   continuation of health care coverage at employee rates: for Mr. Reed and his spouse, until the earlier of their election to terminate such coverage (or non-payment of premiums), their death or until we stop providing health care coverage to our employees; for Mr. Fioravanti and Mr. Westbrook, for 3 years from termination; and for Mr. Chaffin and Mr. Lynn, for 2 years from the Change of Control; and

• in the case of Mr. Fioravanti and Mr. Westbrook, executive physical examination fees for 3 years.

In addition, under the terms of our omnibus incentive plans and the award agreements issued thereunder, in the event of a Change of Control(6), irrespective of any termination of employment, all outstanding RSU awards held by our NEOs and other employees would vest immediately, with performance-based RSUs vesting at target level, and all outstanding stock option awards held by our NEOs and other employees would automatically accelerate and become exercisable.

(3)	For Mr. Reed, Mr. Fioravanti and Mr. Westbrook, this period is one year. For Mr. Chaffin and Mr. Lynn, this period is two years.
(4)	The severance agreements for Mr. Chaffin and Mr. Lynn provide that the executive may be terminated for Cause if he was terminated for gross misconduct.
(5)

The severance agreements for Mr. Chaffin and Mr. Lynn provide that the executive may terminate his employment for Good Reason following a Change of Control if: his salary is reduced, there is a material reduction in his benefits or there is a material change in his status, working conditions or management responsibilities; or he is required to relocate his residence more than 100 miles from our corporate headquarters.

(6)

Under our 2016 and 2006 omnibus incentive plans, a “Change of Control” is deemed to occur if: (i) any person (subject to certain exceptions) becomes the beneficial owner of 35% or more of the combined voting power of our then outstanding voting securities; (ii) two-thirds of the incumbent members of our Board cease to serve on our Board without the consent of the incumbent Board; (iii) following the consummation of a merger, consolidation or reorganization, (a) the holders of our voting securities immediately prior to the transaction hold less than a majority of the combined voting power of the resulting entity in substantially the same proportion as their ownership prior to such merger, consolidation or reorganization, (b) the individuals who were members of the incumbent Board immediately prior to the execution of the agreement providing for such transaction constitute less than two-thirds of the members of the board of directors of the resulting entity, and (c) no person (subject to certain exceptions) has beneficial ownership of 35% or more of the resulting entity’s then outstanding voting securities; (iv) we completely liquidate or dissolve the company; or (v) we sell substantially all of our assets to any person, other than a transfer to a subsidiary of the company.

2020 NOTICE OF MEETING AND PROXY STATEMENT

Summary of Potential Payments on Termination or Change of Control

The following tables estimate the value of the potential payments on termination or change of control of the company for the NEOs as of December 31, 2019.

Benefits and Payments Upon Termination	Termination for Cause or Resignation Without Good Reason ($)	Retirement ($)	Death or Disability ($)		Termination Without Cause or Resignation for Good Reason ($)		Termination Without Cause or Resignation for Good Reason Upon a Change of Control(10) ($)
Cash Severance
Mr. Reed	-	-	-		4,700,074	(1)	9,356,064	(2)
Mr. Fioravanti	-	-	-		1,181,665	(3)	4,561,878	(2)
Mr. Westbrook	-	-	-		790,959	(3)	2,983,008	(2)
Mr. Chaffin	-	-	-		-		1,491,432	(1)
Mr. Lynn	-	-	-		-		1,379,664	(1)
Non-Equity Incentive Compensation(4)
Mr. Reed	-	-	2,118,688		-		-
Mr. Fioravanti	-	-	974,226		974,226		-
Mr. Westbrook	-	-	584,536		584,536		-
Mr. Chaffin	-	-	-		-		-
Mr. Lynn	-	-	-		-		-
Performance-Based RSU Accelerated Vesting(5)
Mr. Reed	-	-	3,035,440		3,088,042		4,387,942
Mr. Fioravanti	-	-	957,940		503,755		1,401,552
Mr. Westbrook	-	-	478,970		251,834		700,732
Mr. Chaffin	-	-	414,495		-		623,952
Mr. Lynn	-	-	418,221		-		629,585
Time-Based RSU Accelerated Vesting(6)
Mr. Reed	-	-	4,085,846		2,995,143		4,085,846
Mr. Fioravanti	-	-	1,330,751		586,082		1,330,751
Mr. Westbrook	-	-	755,155		383,124		755,155
Mr. Chaffin	-	-	943,987		-		943,987
Mr. Lynn	-	-	594,488		-		594,488
Other Benefits and Perquisites
Mr. Reed	-	-	205,170	(7)	205,170	(7)	205,170	(7)
Mr. Fioravanti	-	-	-		-		39,192	(8)
Mr. Westbrook	-	-	-		-		65,664	(8)
Mr. Chaffin	-	-	-		-		37,776	(9)
Mr. Lynn	-	-	-		-		37,776	(9)

2020 NOTICE OF MEETING AND PROXY STATEMENT

(1)	Amount equal to two times base salary in effect at December 31, 2019, plus two times short-term cash incentive compensation for the 2018 fiscal year.
(2)

Amount equal to three times base salary in effect at December 31, 2019, plus three times short-term cash incentive compensation for the 2019 fiscal year (the highest short-term cash incentive compensation for the last three fiscal years).

(3)	Amount equal to one times base salary in effect at December 31, 2019, plus one times short-term cash incentive compensation for the 2018 fiscal year.
(4)	Reflects the short-term cash incentive compensation for the 2019 fiscal year.
(5)

Calculated by multiplying the number of shares of common stock to be issued on the vesting of such award(s) by the December 31, 2019 NYSE closing price of our common stock ($86.66), assuming vesting at the target (100%) performance level. The 2017 performance-based RSUs ultimately vested in March 2020 at the 150% payout level based on our achievement of TSR over the applicable performance period, as determined by the Human Resources Committee. The number of shares of common stock to be issued upon vesting of the remaining performance-

based RSUs will ultimately be based upon the actual achievement of the performance goals stated in the applicable award agreement.
(6)	Calculated by multiplying the number of shares of common stock to be issued on the vesting of such award(s) by the December 31, 2019 NYSE closing price of our common stock ($86.66).
(7)

Represents health insurance coverage for Mr. Reed and his spouse for a period of 15 years (assuming a life expectancy of 87 years for Mr. Reed and assuming an annual cost of $13,678, which was the cost of such benefit in 2019).

(8)	Represents health insurance coverage and physical examination fees for a period of three years.
(9)	Represents health insurance coverage for a period of two years.
(10)

The awards underlying the amounts set forth under the headings “Performance-Based RSU Accelerated Vesting” and “Time-Based RSU Accelerated Vesting” will automatically vest, with performance-based RSU awards vesting at target level, upon a Change of Control (as defined in the applicable omnibus incentive plan and the award agreements issued thereunder), irrespective of whether or not the NEO is terminated in connection with a Change of Control.

2020 NOTICE OF MEETING AND PROXY STATEMENT

Director Compensation

Cash Compensation

Each non-employee director received the following annual cash compensation in 2019:

Compensation Item	Amount ($)
Annual Retainer (Independent Directors)	65,000
Lead Independent Director	30,000
Audit Committee Chairman	25,000
Human Resources Committee Chairman	20,000
Nominating and CG Committee Chairman	15,000
Audit Committee Members	10,000
Human Resources Committee Members	10,000
Nominating and CG Committee Members	7,500

No changes were made to the level of cash compensation received by our non-employee directors in 2019 as set forth above compared to 2018. The level of annual cash compensation paid to non-employee directors, which was recommended by the Human Resources Committee and approved by the full Board of Directors, was determined based on, among other factors, peer group and general market information provided to the Human Resources Committee by Aon.

Directors may elect to defer their cash compensation in the form of RSUs, the receipt of which will be deferred until either a specified date or the director’s retirement or resignation from the Board. In 2019, two directors elected to defer cash compensation pursuant to this deferred compensation plan.

All directors are reimbursed for expenses incurred in attending meetings. Mr. Reed does not receive cash compensation for his service as a director.

Equity-Based Compensation

During 2019 each non-employee director received, as of the date of the first board meeting following the annual meeting of stockholders, an annual grant of RSUs having a fixed dollar value of $95,000 (based upon the fair market value of our common stock on the grant date). The level of annual equity-based compensation paid to non-employee directors, which was recommended by the Human Resources Committee and approved by the full Board of Directors, was determined based on, among other factors, peer group and general market information provided to the Human Resources Committee by Aon.

The RSUs vest fully on the first anniversary of the date of grant and are settled in shares of our common stock on such date, unless receipt of such shares is deferred by the director. Until shares of common stock are issued in conversion of the RSUs, the director does not have any rights as a stockholder with respect to such RSUs, other than the right to receive additional RSUs equal to any dividends paid on our common stock. No changes were made to the level of equity-based compensation received by our non-employee directors in 2019 as set forth above compared to 2018.

2020 NOTICE OF MEETING AND PROXY STATEMENT

Director Stock Ownership Guidelines

We have adopted stock ownership guidelines for our non-employee directors, which require directors to hold a minimum of 6,000 shares of our common stock, with a five-year time period to comply. Shares of common stock issuable upon the vesting of RSUs are credited toward this requirement. If a non-employee director is not currently in compliance with these guidelines (regardless of the applicable grace period for compliance) the non-employee director must retain 50% of the net shares (after satisfying any tax obligations and any required payments upon exercise) received upon vesting of RSUs or the exercise of stock options. As of January 31, 2020 (the annual compliance date), after taking into account the applicable grace period, all of our non-employee directors then serving in office met this requirement, as follows:

	Required Ownership (#)	Shares Owned(1) (#)
Rachna Bhasin	6,000	5,458
Alvin Bowles	6,000	2,539
Fazal Merchant	6,000	4,449
Patrick Moore	6,000	11,509
Christine Pantoya	6,000	1,436
Robert Prather	6,000	30,336
Michael Roth	6,000	38,680

(1)

Includes the following shares represented by RSUs held by each director: Ms. Bhasin 1,236; Mr. Bowles: 2,539; Mr. Merchant: 2,539; Mr. Moore: 11,509; Ms. Pantoya: 1,236; Mr. Prather: 26,376; and Mr. Roth: 1,236.

2020 NOTICE OF MEETING AND PROXY STATEMENT

2019 Non-Employee Director Compensation Table

The following table summarizes the annual compensation for 2019 for our non-employee directors who served as directors in 2019.

Name (a)	Fees Earned or Paid in Cash(1) ($)(b)	Stock Awards(2) ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compen- sation ($)(e)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(3) ($)(f)	All Other Compen- sation ($)(g)	Total ($)(h)
Michael Bender(4)	69,375	-	-	-	-	-	69,375
Rachna Bhasin	73,750	100,021	-	-	-	-	173,771
Alvin Bowles	75,000	100,021	-	-	-	-	175,021
Ellen Levine(4)	61,875	-	-	-	-	-	61,875
Fazal Merchant	75,000	100,021	-	-	-	-	175,021
Patrick Moore	95,000	100,021	-	-	-	-	195,021
Christine Pantoya	56,250	100,021	-	-	-	-	156,271
Robert Prather	92,500	100,021	-	-	-	-	192,521
Michael Roth	120,000	100,021	-	-	-	-	220,021

(1)

The amount listed above represents cash compensation paid to the director or amounts which have been deferred by the director, as described above. Compensation for service on the Board and its committees is payable quarterly in arrears. Due to the timing of payments and changes in committee assignments in 2019, these amounts may not correspond to the amounts listed above under Cash Compensation.

(2)

Represents the grant date fair value of the annual grant of 1,198 RSUs to the non-employee directors then serving as directors on May 9, 2019, determined in accordance with FASB ASC Topic 718. See Note 8 to our consolidated financial statements for the three years ended December 31, 2019 filed with the SEC on February 25, 2020 for the assumptions made in determining grant date fair value. As of December 31, 2019, the non-employee directors then serving as directors held the following RSUs (consisting of annual RSU grants, including RSUs previously deferred, and

RSUs granted pursuant to the directors deferred compensation plan, as adjusted for dividends paid on our common stock:

Non-Employee Director	RSUs (#)
Rachna Bhasin	1,224
Alvin Bowles	2,514
Fazal Merchant	4,408
Patrick Moore	11,399
Christine Pantoya	1,224
Robert Prather	26,111
Michael Roth	1,224

(3)

During 2019 two directors elected to defer annual cash compensation pursuant to the directors deferred compensation plan described above. No amount is reported in this column due to the fact that above-market or preferential earnings were not available under the plan.

(4)	Mr. Bender and Ms. Levine did not stand for re-election at the 2019 Annual Meeting of Stockholders.

2020 NOTICE OF MEETING AND PROXY STATEMENT

Certain Transactions

During 2019 there were no related person transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

Our policies and procedures for the review, approval or ratification of related person transactions (including those required to be disclosed under Item 404(a) of SEC Regulation S-K) are referenced in our Code of Business Conduct and Audit Committee charter and are as follows: Possible related person transactions are first screened by the company’s legal department for materiality and then sent to the Audit Committee of the Board (or, if otherwise determined by the Board, another committee of the Board) for review, discussion with the company’s management and independent registered public accounting firm and approval. In its discretion, the Audit Committee (or other committee) may also consult with our legal department or external legal counsel. Audit Committee (or other committee) review and approval of related person transactions would be evidenced in the minutes of the applicable Audit Committee (or other committee) meeting.

Equity Compensation Plan Information

December 31, 2019 Equity Compensation Plan Information Table

The table below includes information about our equity compensation plans as of December 31, 2019:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	349,967	(1)	-	(1)	1,318,650
Equity compensation plans not approved by security holders	-		-		-

Total:	349,967	(1)	-	(1)	1,318,650

(1)

Consists of: 239,288 shares issuable upon the vesting of time-based RSUs, with a weighted-average grant date fair value of $70.32 per share; 110,070 shares issuable upon the vesting of performance-based RSUs, with a weighted-average grant date fair value of $80.34 per share (valuing the 2017 performance-based RSUs at the stretch (150%) level and the remaining performance-based RSUs outstanding at the target (100%) level); and 609 shares issuable upon the exercise of stock options (with a weighted-average exercise price of $16.47 per share).

2020 NOTICE OF MEETING AND PROXY STATEMENT

Our Independent Registered Public Accounting Firm

Appointment of Ernst & Young LLP

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The committee has appointed Ernst & Young LLP as our independent registered public accounting firm, who will audit our consolidated financial statements for 2020 and the effectiveness of our internal control over financial reporting as of December 31, 2020. This appointment has been submitted for your ratification.

The committee and the Board believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the company and its stockholders. In making this determination, the committee and the Board have taken into account Ernst & Young LLP’s significant institutional knowledge of our business, operations, accounting policies and financial systems, and internal controls framework, as well as Ernst & Young LLP’s technical expertise (including with respect to REITs), efficiency of services, quality of communications with the committee and management and independence. In addition, in accordance with applicable rules on partner rotation, Ernst & Young LLP rotates its lead audit engagement partner not less than every five years. The committee is involved in considering the selection of Ernst & Young LLP’s primary engagement partner when there is a rotation.

If you do not ratify the appointment of Ernst & Young LLP, the committee will reconsider their appointment. Ernst & Young LLP has served as our independent registered public accounting firm since 2002. Representatives of Ernst & Young LLP will attend the 2020 Annual Meeting and will have an opportunity to speak and respond to your questions.

Fee Information

We paid the following amounts as audit, audit-related, tax and other services fees to Ernst & Young LLP for the years ended December 31, 2019 and 2018:

Description of Services	2019 Fees ($)	2018 Fees ($)
Audit Fees	1,825,834	1,791,074
Audit-Related Fees	199,000	152,310
Tax Fees	293,211	606,858
All Other Fees	-	-

Total:	2,318,045	2,550,242

Audit and Audit-Related Services

The fees for audit services during 2019 and 2018 include fees associated with the audit of our consolidated financial statements, including the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, issuances of comfort letters and assistance with documents filed with the SEC and reviews of our 2019 and 2018 quarterly financial statements. The fees for audit-related services during 2019 represent fees related to a stand-alone audit of the Gaylord Rockies joint venture (of which we paid our pro rata share). The fees for audit-related services during 2018 related to a stand-alone audit of the Gaylord Rockies joint venture (of which we owned 62.1% at December 31, 2019) and a stand-alone audit of our Entertainment business segment. Ernst & Young LLP did not provide professional services during 2019 or 2018 related to financial information systems design and implementation.

Tax Services

In 2019, approximately 21% of fees for tax services related to general tax compliance matters, tax advice and planning, and tax assistance with respect to our REIT compliance efforts. The remaining 79% of fees for non-recurring tax services in 2019 related primarily to tax advice and planning relating to a legal entity

2020 NOTICE OF MEETING AND PROXY STATEMENT

restructuring and a debt restructuring. In 2018, approximately 10% of fees for tax services related to general tax compliance matters, tax advice and planning, and tax assistance, including with respect to our REIT compliance efforts. The remaining 90% of fees for non-recurring tax services in 2018 related primarily to tax advice and planning relating to an intracompany entity restructuring and the transaction in which we increased our ownership in the Gaylord Rockies joint venture and the REIT structuring and compliance analysis associated with such joint venture.

We expect that, due to our REIT status and the nature of our assets (including the Gaylord Rockies joint venture project), tax services fees paid to Ernst & Young LLP in a given year may be higher than those tax services fees paid to Ernst & Young LLP than in years when we were operating as a taxable operating company. However, we believe that the selection of Ernst & Young LLP to provide these REIT-related services, and the amount of fees paid to Ernst & Young LLP in 2019 and 2018 to provide these services, was appropriate and in the best interests of the company and our stockholders given Ernst & Young LLP’s expertise and historical knowledge of our company and its organizational structure. We believe this expertise is critical to our ongoing REIT compliance efforts.

Audit Committee Pre-Approval Policy

All audit, audit-related, tax and other services were pre-approved by the committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The committee’s pre-approval policy provides for pre-approval of audit, audit-related, tax and other services specifically described by the committee on an annual basis, and individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Audit Committee Report

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

The committee operates under a written charter originally adopted by the Board on February 4, 2004, as amended, which can be found on our website at www.rymanhp.com under “Corporate Governance” on the Investor Relations page. The charter is also available in print to any stockholder who requests it by making a written request addressed to:

Ryman Hospitality Properties, Inc.

Attn: Corporate Secretary

One Gaylord Drive

Nashville, Tennessee 37214

All members of the committee meet the SEC and NYSE definitions of independence and financial literacy for audit committee members. In addition, the Board has determined that Mr. Prather and Mr. Merchant are “audit committee financial experts” for purposes of SEC rules. During the fall of 2019 the committee conducted its annual self-evaluation in order to assess its effectiveness, and at its December 2019 meeting the committee members discussed the results of its self-evaluation process.

The committee reviews the financial information provided to stockholders and others, oversees the performance of the internal audit function and the system of internal control over financial reporting which management and the Board have established, oversees compliance with legal and regulatory requirements by the company and its employees relating to the preparation of financial information and reviews the independent registered public accounting firm’s qualifications, independence and performance.

2020 NOTICE OF MEETING AND PROXY STATEMENT

As part of its oversight of our financial statements, the committee has:

•	reviewed and discussed our audited financial statements for the year ended December 31, 2019, and the financial statements for the three years ended December 31, 2019, with management and Ernst & Young LLP, our independent registered public accounting firm;
•	discussed with Ernst & Young LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•	received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the committee on independence, and has discussed with Ernst & Young LLP its independence.

The committee also has considered whether the provision by Ernst & Young LLP of non-audit services described under Our Independent Registered Public Accounting Firm above is compatible with maintaining Ernst & Young LLP’s independence.

The committee’s review and discussion of the audited financial statements with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and the adequacy and effectiveness of the company’s financial reporting procedures, disclosure controls and procedures and internal control over financial reporting, including management’s assessment and report on internal control over financial reporting. In addressing the quality of management’s accounting judgments, members of the committee asked for management’s representations that our audited consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In performing these functions, the committee acts in an oversight capacity. In its oversight role, the committee relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of Ernst & Young LLP, which in its report expresses an opinion on the conformity of our annual financial statements with generally accepted accounting principles.

In reliance on these reviews and discussions and the report of the independent registered public accounting firm, the committee recommended to the Board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Audit Committee:

Robert Prather, Chairman

Alvin Bowles

Fazal Merchant

Christine Pantoya

Submitting Stockholder Proposals and Nominations for 2021 Annual Meeting

Stockholder Proposals

If you would like to submit a proposal for inclusion in our proxy statement for the 2021 annual meeting under SEC Rule 14a-8, your proposal must be in writing and be received by us at our principal executive offices prior to the close of business on December 9, 2020 and otherwise comply with the requirements of Rule 14a-8.

If you want to bring business before the 2021 annual meeting which is not the subject of a proposal submitted for inclusion in the proxy statement under Rule 14a-8 (excluding director nominations, which are discussed below under Nominations of Board Candidates), our Bylaws require that you deliver a notice in proper written form (and provide all information required by our Bylaws) to our Secretary by February 12, 2021, but not before January 13, 2021 (or, if the annual meeting is called for a date that is not within 30 days of May 13, 2021, the notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th

2020 NOTICE OF MEETING AND PROXY STATEMENT

day prior to such annual meeting or the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs). If the presiding officer at an annual meeting determines that business was not properly brought before the annual meeting in accordance with the procedures set forth in our Bylaws, then the presiding officer will declare to the meeting that your business was not properly brought before the meeting, and your business will not be transacted at that meeting.

Nominations of Board Candidates

If you wish to nominate an individual to serve as a director, our Bylaws require that you deliver timely notice of the nomination in proper written form, as provided by our Bylaws. The notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to each proposed nominee setting forth the background and qualifications of such proposed nominee (which questionnaire will be provided by the Secretary upon written request), the proposed nominee’s written consent to nomination and the additional information as set forth in our Bylaws.

For a stockholder’s notice to the Secretary to be timely under our Bylaws, it must be delivered to or mailed and received at our principal executive offices: (a) in the case of a nomination to be voted on at an annual meeting, by February 12, 2021, but not before January 13, 2021 (or, if the annual meeting is called for a date that is not within 30 days of May 13, 2021, the notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs); and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. If the presiding officer at a meeting determines that a nomination was not properly made in accordance with the procedures set forth in our Bylaws, then the presiding officer will declare to the meeting that the nomination was defective, and the defective nomination shall be disregarded.

Discretionary Voting of Proxies on Other Matters

We do not intend to bring any proposals to the 2020 Annual Meeting other than Proposals 1, 2 and 3. As noted above, our Bylaws require stockholders to give advance notice of any proposal intended to be presented at an annual meeting. The deadline for this notice has passed, and we did not receive any such notice made in compliance with our Bylaws. If any other matter properly comes before our stockholders for a vote at the 2020 Annual Meeting, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

By Order of the Board of Directors,

Scott J. Lynn, Secretary

Nashville, Tennessee

April 8, 2020

2020 NOTICE OF MEETING AND PROXY STATEMENT

Appendix A

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

Reconciliation of FFO(1) Available to Common Shareholders

and Adjusted FFO Available to Common Shareholders

to Net Income

(in thousands, except per share data)

	Twelve Months Ended December 31,
	2019	2018
Net income	$128,294	$264,670
Noncontrolling interest	$17,500	-

Net income available to common shareholders	$145,794	$264,670
Depreciation & amortization	213,690	120,876
Adjustments for noncontrolling interest	(34,538)	-
Pro rata adjustments from joint ventures	-	(130,524)

FFO available to common shareholders	$324,946	$255,022
Right-of-use asset amortization	157	-
Non-cash lease expense	4,910	5,291
Pension settlement charge	1,904	1,559
Impairment charges	-	23,783
Pro rata adjustments from joint ventures	-	(2,702)
(Gain) loss on other assets	(4)	80
Write-off of deferred financing costs	3,079	1,956
Amortization of deferred financing costs	7,662	5,632
Amortization of debt premiums	(66)	-
Loss on extinguishment of debt	494	-
Adjustments for noncontrolling interest	(1,282)	-
Transaction costs on completed acquisitions	417	993
Deferred tax expense	14,414	10,190

Adjusted FFO available to common shareholders	$356,631	$301,804

Capital expenditures(2)	(73,909)	(68,792)

Adjusted FFO available to common shareholders (ex. maintenance capital)	$282,722	$233,012

Basic net income per share	$ 2.82	$ 5.16
Fully diluted net income per share	$ 2.81	$ 5.14
FFO available to common stockholders per basic share	$ 6.30	$ 4.97
Adjusted FFO available to common stockholders per basic share	$ 6.91	$ 5.88
FFO available to common stockholders per diluted share	$ 6.25	$ 4.95
Adjusted FFO available to common stockholders per diluted share	$ 6.86	$ 5.86

(1)

We calculate FFO, which definition is clarified by NAREIT in its December 2018 white paper as net income (calculated in accordance with GAAP) excluding depreciation and amortization (excluding amortization of deferred financing costs and debt discounts), gains and losses from the sale of certain real estate assets, gains and losses from a change in control, impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciated real estate held by the entity, income (loss) from consolidated joint ventures attributable to noncontrolling interest, and pro rata adjustments for unconsolidated joint ventures. The clarifications did not change our calculation of FFO available to common stockholders and Adjusted FFO available to common stockholders for any historical period. To calculate Adjusted FFO available to common stockholders, we then exclude, to the extent the following adjustments occurred during the periods presented, impairment charges that do not meet the NAREIT definition above, write-offs of deferred financing costs, non-cash ground lease expense, right-of-use asset amortization, amortization of debt discounts or premiums and amortization of deferred financing costs, pension settlement charges, additional pro rata adjustments from joint ventures, (gains) losses on other assets, transaction costs on acquisitions, deferred income tax expense (benefit), and (gains) losses on extinguishment of debt. FFO available to common stockholders and Adjusted FFO available to common stockholders exclude the ownership portion of Gaylord Rockies joint venture not controlled or owned by the company. We believe that the presentation of AFFO available to common stockholders and Adjusted FFO available to common stockholders provides useful information to investors regarding the performance of our ongoing operations because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base than our ongoing operations. We also use FFO available to common stockholders and Adjusted FFO available to common stockholders as measures in determining our results after taking into account the impact of our capital structure.

(2)	Represents furniture, fixtures and equipment reserve for managed properties and maintenance capital expenditures for non-managed properties.

A-1

2020 NOTICE OF MEETING AND PROXY STATEMENT

Reconciliation of Consolidated Adjusted EBITDAre(1) to Net Income

(in thousands)

	Twelve Months Ended December 31,
	2019	2018
Consolidated
Revenue	$1,604,566	$1,275,118
Net income	$128,294	$264,670
Interest expense, net	119,851	64,492
Provision for income taxes	18,475	11,745
Depreciation and amortization	213,847	120,876
Loss on disposal of assets	1	116
Pro rata EBITDAre from unconsolidated joint ventures	(11)	1,198

EBITDAre	480,457	463,097
Preopening costs	3,122	4,869
Non-cash ground lease expense	4,910	5,291
Equity-based compensation expense	7,833	7,656
Pension settlement charge	1,904	1,559
Impairment charges	-	23,783
Interest income on Gaylord National & Gaylord Rockies bonds	10,272	10,128
Loss on extinguishment of debt	494	-
Transaction costs on completed acquisitions	417	993
Pro rata adjusted EBITDAre from unconsolidated joint ventures	1,121	(128,598)

Adjusted EBITDAre	$510,530	$388,778

Adjusted EBITDAre of noncontrolling interest	(31,138)	-

Consolidated Adjusted EBITDAre, excluding noncontrolling interest	$479,392	$388,778

(1)

We calculate EBITDAre, which is defined by NAREIT in its September 2017 white paper as net income (calculated in accordance with GAAP) plus interest expense, income tax expense, depreciation and amortization, gains or losses on the disposition of depreciated property (including gains or losses on change in control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in the value of depreciated property or the affiliate, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates. Adjusted EBITDAre is then calculated as EBITDAre, plus, to the extent the following adjustments occurred during the periods presented: preopening costs; non-cash ground lease expense; equity-based compensation expense; impairment charges that do not meet the NAREIT definition above; any transaction costs of acquisitions; interest income on bonds; pension settlement charges; pro rata Adjusted EBITDAre from unconsolidated joint ventures; (gains) losses on the extinguishment of debt; and any other adjustments we may identify. We then exclude noncontrolling interests in joint ventures to calculate Adjusted EBITDAre, excluding noncontrolling interest. We make additional adjustments to EBITDAre when evaluating our performance because we believe that presenting Adjusted EBITDAre, Adjusted EBITDAre, excluding noncontrolling interest, and adjustments for certain additional items provide useful information to investors regarding our operating performance and debt leverage metrics, and that the presentation of Adjusted EBITDAre and Adjusted EBITDAre, excluding noncontrolling interest, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance.

A-2

RYMAN HOSPITALITY PROPERTIES, INC.

ONE GAYLORD DRIVE

NASHVILLE, TN 37214

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 12, 2020 (for shares in the Company’s 401(k) Savings Plan, the voting deadline is 11:59 P.M. Eastern Time on May 11, 2020). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 12, 2020 (for shares in the Company’s 401(k) Savings Plan, the voting deadline is 11:59 P.M. Eastern Time on May 11, 2020). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E57216-P17395                     KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RYMAN HOSPITALITY PROPERTIES, INC. The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees:	For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
	1a. Rachna Bhasin	☐	☐	☐	2.	To approve, on an advisory basis, the Company’s executive compensation.	☐	☐	☐
	1b. Alvin Bowles Jr.	☐	☐	☐	3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2020.	☐	☐	☐
	1c. Fazal Merchant	☐	☐	☐
	1d. Patrick Moore	☐	☐	☐	NOTE: Such other business as may properly come
	1e. Christine Pantoya	☐	☐	☐	before the meeting or any adjournment thereof.
	1f. Robert Prather, Jr.	☐	☐	☐
	1g. Colin Reed	☐	☐	☐
	1h. Michael Roth	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — —  — —  — —  — — —

E57217-P17395

RYMAN HOSPITALITY PROPERTIES, INC.

Annual Meeting of Stockholders

May 13, 2020 10:00 A.M.

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Colin Reed, Michael Roth and Scott Lynn, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of RYMAN HOSPITALITY PROPERTIES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M., Central Time on May 13, 2020, at the Gaylord Opryland Resort and Convention Center, 2800 Opryland Drive, Nashville, TN 37214, and any adjournment or postponement thereof. In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof.

As a result of evolving conditions regarding the coronavirus (COVID-19) pandemic, we may decide to hold the Annual Meeting of Stockholders remotely, or (if the Annual Meeting of Stockholders is not held remotely) hold the Annual Meeting of Stockholders in a different location or impose additional procedures or limitations on attendees of the Annual Meeting of Stockholders in light of public health and travel considerations. We plan to announce any such updates on our proxy website (http://ir.rymanhp.com/proxy), and would also plan to issue a press release in the event that we elect to hold the Annual Meeting of Stockholders solely by means of remote communication, and we encourage you to check this website prior to the Annual Meeting of Stockholders if you plan to attend.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy also provides voting instructions for shares held by Lincoln Financial Group, the Trustee for the Company’s 401(k) Savings Plan, and directs such Trustee to vote, as indicated on the reverse side of this card, any shares allocated to the account in this plan. The Trustee will vote these shares as you direct. The Trustee will vote allocated shares of the Company’s stock for which proxies are not received in direct proportion to voting by allocated shares for which proxies are received. This card should be voted by 11:59 P.M. Eastern Time on May 11, 2020, for the Trustee to vote the plan shares.

Continued and to be signed on reverse side